 . SELECTED FINANCIAL DATA

     The following selected historical consolidated financial data for webMethods should be read in conjunction with the consolidated financial statements and the notes to the consolidated financial statements and Management's Discussion and Analysis of Financial Condition and Results of Operations of webMethods, which are included elsewhere in this report. webMethods was founded in June 1996. In August 2000, the Company acquired Active Software which was accounted for as a pooling of interests. We have presented historical results from the inception of Active Software, which was September 19, 1995. The historical consolidated statement of operations data for the years ended March 31, 2000, 1999 and 1998 and the historical consolidated balance sheet data as of March 31, 2000 and 1999 are derived from the audited consolidated financial statements of webMethods, which appear elsewhere in this report and are retroactively restated to give effect to the pooling of Active Software. The historical consolidated statement of operations data for the period from inception of Active Software (September 19, 1995) to March 31, 1996 and for the year ended March 31, 1997 and the historical consolidated balance sheet data as of March 31, 1998,1997 and 1996 are derived from consolidated financial statements of webMethods not contained in this Form 8-K. Historical results are not necessarily indicative of future results.

                                                                                                               PERIOD FROM
                                                                  YEAR ENDED MARCH 31,                     INCEPTION (SEPT. 19,
                                                                  --------------------                      1995) TO MARCH 31,
                                                    2000           1999          1998           1997               1996
                                                    ----           ----          ----           ----               ----
                                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenue:
  License.......................................  $   42,822      $ 10,775      $  3,458       $    496      $     35
  Professional services.........................      11,699         2,459           817             15            25
  Maintenance...................................       5,624         1,036            10             10            --
                                                  ----------      --------      --------       --------      --------
          Total revenue.........................      60,145        14,270         4,285            521            60
                                                  ----------      --------      --------       --------      --------
Cost of revenue:
  License.......................................       2,612           799            30             64            --
  Professional services and maintenance(a)......      16,102         3,803           804            165            10
                                                  ----------      --------      --------       --------      --------
          Total cost of revenue.................      18,714         4,602           834            229            10
                                                  ----------      --------      --------       --------      --------
Gross profit....................................      41,431         9,668         3,451            292            50
                                                  ----------      --------      --------       --------      --------
Operating expenses:
  Sales and marketing(a)........................      44,033        14,741         4,854          1,163            33
  Research and development(a)...................      14,780         6,065         3,525          1,642           206
  General and administrative(a).................       9,753         3,171         2,163          1,310           299
  Amortization of goodwill and acquired
    intangibles.................................       1,305            --            --             --            --
  In-process research and development...........       2,737            --            --             --            --
  Amortization of deferred stock compensation...       3,589           577            22             --            --
  Write-off of intellectual property............          --            --            --            150            --
                                                  ----------      --------      --------       --------      --------
          Total operating expenses..............      76,197        24,554        10,564          4,265           538
                                                  ----------      --------      --------       --------      --------
Operating loss..................................     (34,766)      (14,886)       (7,113)        (3,973)         (488)
Interest income, net............................       3,362           414           172             60            32
                                                  ----------      --------      --------       --------      --------
Loss before income taxes........................     (31,404)      (14,472)       (6,941)        (3,913)         (456)
Deferred tax provision..........................         (46)           --            --             --            --
                                                  ----------      --------      --------       --------      --------
  Net loss......................................     (31,450)      (14,472)       (6,941)        (3,913)         (456)
Accretion and accrued dividends related to
  mandatorily redeemable preferred stock........     (10,223)         (605)         (113)            --            --
                                                  ----------      --------      --------       --------      --------
  Net loss attributable to common shareholders..  $  (41,673)     $(15,077)     $ (7,054)      $ (3,913)     $   (456)
                                                  ==========      ========      ========       ========      ========
Basic and diluted net loss per common share.....  $    (2.23)     $  (1.75)     $  (0.83)      $  (0.52)     $  (0.54)
                                                  ==========      ========      ========       ========      ========
Shares used in computing basic and diluted net
  loss per common share.........................      18,717         8,633         8,490          7,485           837
                                                  ==========      ========      ========       ========      ========

----------

(a) For the year ended March 31, 2000, 1999 and 1998, excludes non-cash stock compensation as described in the webMethods consolidated financial statements included elsewhere in this Form 8-K.

                                                                  AS OF MARCH 31,
                                              -------------------------------------------------------
                                                 2000        1999       1998       1997       1996
                                              ----------- ---------- ---------- ---------  ----------
                                                                 (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:

Cash and cash equivalents.....................$  171,716  $   8,874  $  11,450    $  405     $3,390
Working capital...............................   181,356      8,462     13,071     1,980      3,296
Total assets..................................   299,187     19,738     14,236     1,332      3,665
Long-term obligations, net of current
portion.......................................     6,208        465         --        --         --
Mandatorily redeemable preferred stock........        --     11,118      4,076        --         --
Total stockholders' equity ...................   252,169        345      7,916       236      3,539

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of the financial condition and results of operations of webMethods should be read in conjunction with the "Selected Consolidated Financial Data" contained in Item 6, and webMethods' consolidated financial statements and related notes contained in Item 8. This discussion and analysis contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Words such as "anticipates," "expects," "intends," "believes," "plans," "seeks," "estimates" and similar expressions identify such forward-looking statements. These forward-looking statements are subject to risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk Factors" in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, on file with the Securities and Exchange Commission as well as factors mentioned elsewhere in this report.


OVERVIEW

     We are a leading provider of infrastructure software and services for achieving business-to-business integration, or B2Bi. Our software enables companies to work more closely with their customers, suppliers and other business partners through the real-time exchange of information and transactions over the Internet.

     webMethods was founded in June 1996. In August 2000, the Company acquired Active Software which was accounted for as a pooling of interests. Active Software was founded in September 1995. We have grown from 94 employees as of March 31, 1998 to 526 employees as of March 31, 2000. We shipped the first version of webMethods B2B in June 1998 and have released five subsequent versions of webMethods B2B, the most recent of which we began shipping in September 2000. The first version of webMethods Enterprise Server was shipped in August 1996, and ten subsequent versions of the webMethods Enterprise Server have been released since, the most recent of which began shipping in September 2000.

     Our revenue is derived from sales of licenses of our webMethods B2B and Enterprise Server software, professional services, and maintenance and support. We historically license our B2B software on a two-year renewable basis, which includes maintenance and support for the term of the renewable license and our Enterprise Server on a perpetual basis, which includes maintenance and support for the first year of the perpetual licenses. Periodically, we license our webMethods B2B software over a different renewable term or on a perpetual basis. License fees are generally billed upon shipment. Maintenance, which includes the right to receive product upgrades on a when-and-if available basis, is included in renewable licenses for the term of the license. Maintenance on perpetual licenses is generally billed annually in advance. We offer implementation and other professional services on a time and materials basis and training on a fixed fee basis. We began our international direct sales efforts in our fiscal fourth quarter 1999 and expect that our revenue from international licenses will grow as we expand our sales efforts abroad.

     We recognize revenue from the sale of software licenses upon shipment of our software, provided that the fee is fixed and determinable, persuasive evidence of an arrangement exists and collection of the resulting receivable is considered probable. Historically, we have not experienced significant returns or exchanges of our software. We recognize software license revenue over the term of the license if the license requires us to deliver additional unspecified software during its term or if the license contains extended payment terms. Maintenance revenue is recognized ratably over the maintenance period as payment becomes due. The portion of revenue from the two-year renewable and perpetual licenses that is allocated to maintenance and support is recognized over the maintenance and support period. Amounts billed in advance of revenue recognition are recorded as deferred revenue. Professional services revenue is recognized as the service is performed.

     Our cost of license revenue primarily includes royalties to third parties for software used in our software and a provision for warranty obligations. Our cost of professional services and maintenance revenue includes salaries and related expenses for our professional services and technical support organizations, costs of third-party consultants we use to provide professional services to customers and an allocation of overhead and recruitment costs.

     Although revenue has consistently increased from quarter to quarter, we have incurred significant costs to develop our technology and products and to recruit and train personnel for our research and development, sales, marketing, professional services and administration departments. As a result, we have incurred significant losses since inception, and as of March 31, 2000, had an accumulated deficit of approximately $65.5 million. We believe our success depends on rapidly increasing our customer base, further developing the webMethods B2B and Enterprise software and introducing new product enhancements into the marketplace. We intend to continue to invest heavily in research and development, sales, marketing and professional services. As a result, we expect to continue to incur substantial operating losses for the foreseeable future.

     We had 526 full-time employees as of March 31, 2000, and intend to hire a significant number of employees in the future. This expansion places significant demands on our management and operational resources. To manage this rapid growth and increase demand, we must invest in and implement scalable operational systems, procedures and controls. We must also be able to recruit qualified candidates to manage our expanding operations. We expect future expansion to continue to challenge management's ability to hire, train, manage and retain our employees.

                               RECENT DEVELOPMENTS

BUSINESS MERGERS AND ACQUISITIONS

     On August 15, 2000 the Company completed a merger with Active Software,
Inc. ("Active Software"), a publicly held software company based in Santa Clara, California that develops and markets software products for businesses that allow users to integrate incompatible software applications across their extended enterprises of customers, suppliers and partners. Active stockholders received
 .527 shares of common stock of webMethods for each share of Active common stock, or an aggregate of 13.9 million shares. The merger is being accounted for as a pooling of interests, and accordingly the financial statements have been retroactively restated as if the Active Merger had occurred as of the beginning of the earliest period presented. All shares of preferred stock issued by Active have been converted to the equivalent of webMethods common stock at the time of issuance. Active had a calendar fiscal year end. In connection with the retroactive restatement, the financial statements of Active were recast to a March 31 year end to conform to webMethods presentation.

     Prior to the merger, in February 2000, Active Software agreed to acquire Premier Software Technologies, Inc. (Premier), a provider of integration products and services for eCommerce. In connection with this transaction, Active Software issued 121,308 shares of its common stock and paid cash of $500,000 in exchange for all of the outstanding shares of capital stock of Premier.

     Also in February 2000, Active Software agreed to acquire TransLink Software, Inc. (TransLink), a provider of high performance mainframe intergration solutions for eBusiness. In connection with this transaction, Active Software issued 796,363 shares of its common stock and paid cash of $4.5 million. In addition, the outstanding options to purchase TransLink capital stock were converted into options to purchase an aggregate of 43,041 shares of Active Software's common stock.

     The acquisitions of Premier and TransLink were completed in April 2000. After completion of the merger, the shares of Active Software stock issued as part of these acquisitions were converted into shares of the Company's stock using the same conversion ratio as for the conversion of other shares of Active Software stock. The options issued in connection with these acquisitions were converted into options to acquire shares of Company stock, converted using the same conversion ratio.

AMENDMENT TO DEVELOPMENT PARTNER AGREEMENT WITH SAP AG

     In June 2000, we signed an amendment to the development partner agreement with SAP AG. The amendment expanded our relationship with SAP AG by making us the supplier of enterprise application integration technology for SAP AG's Business Connector. In addition, we have set up a formula to compensate SAP AG for sales referrals for webMethods products. The amendment did not change the term of the original agreement, nor did it change the fixed fee payable under the terms of the original agreement.

RESULTS OF OPERATIONS

     The following table sets forth our historical consolidated statement of operations data for each of the periods indicated as a percentage of total revenue.

                                                                                                         PERIOD FROM
                                                                   YEAR ENDED MARCH 31,                   INCEPTION
                                                                   --------------------                (SEPT. 19, 1995)
                                                      2000          1999          1998        1997     TO MARCH 31, 1996
                                                      ----          ----          ----        ----     -----------------
PERCENTAGE OF TOTAL REVENUE:
Revenue:
  License .........................................     71.2%        75.5%         80.7%        95.2%        58.3%
  Professional services ...........................     19.5         17.2          19.1          2.9         41.7
  Maintenance .....................................      9.3          7.3           0.2          1.9           --
                                                     -------      -------      --------      -------      -------
          Total revenue ...........................    100.0        100.0         100.0        100.0        100.0
                                                     -------      -------      --------      -------      -------
Cost of revenue:
  License .........................................      4.3          5.6           0.7         12.2           --
  Professional services and maintenance ...........     26.8         26.6          18.8         31.7         16.7
                                                     -------      -------      --------      -------      -------
          Total cost of revenue ...................     31.1         32.2          19.5         43.9         16.7
                                                     -------      -------      --------      -------      -------
Gross profit ......................................     68.9         67.8          80.5         56.1         83.3
                                                     -------      -------      --------      -------      -------
Operating expenses:
  Sales and marketing .............................     73.2        103.3         113.3        223.2         55.0
  Research and development ........................     24.6         42.5          82.2        315.2        343.3
  General and administrative ......................     16.2         22.2          50.5        251.4        498.3
  Amortization of goodwill and acquired
    intangibles ...................................      2.2           --            --           --           --
  In-process research and development..............      4.6           --            --           --           --
  Amortization of deferred stock compensation .....      5.9          4.1           0.5           --           --
  Write-off Intellectual Property .................       --           --            --         28.8           --
                                                     -------      -------      --------      -------      -------
          Total operating expenses ................    126.7        172.1         246.5        818.6        896.6
                                                     -------      -------      --------      -------      -------
Operating loss ....................................    (57.8)      (104.3)       (166.0)      (762.5)      (813.3)
Interest income, net ..............................      5.6          2.9           4.0         11.5         53.3
                                                     -------      -------      --------      -------      -------
Loss before income taxes ..........................    (52.2)      (101.4)       (162.0)      (751.0)      (760.0)
Deferred tax provision ............................     (0.1)          --            --           --           --
                                                     -------      -------      --------      -------      -------
     Net loss .....................................    (52.3)%     (101.4)%      (162.0)%     (751.0)%     (760.0)%
                                                     =======      =======      ========      =======      =======

YEAR ENDED MARCH 31, 2000 COMPARED TO YEAR ENDED MARCH 31, 1999

REVENUE

     Total revenue increased by approximately $45.9 million, or 321%, to $60.1 million for the year ended March 31, 2000 from $14.3 million for the year ended March 31, 1999.

     License. License revenue increased by approximately $32.0 million, or 297%, to $42.8 million for the year ended March 31, 2000 from $10.8 million for the year ended March 31, 1999. This increase is primarily attributable to an increase in sales to new and existing customers resulting from increased sales force headcount and a growing acceptance of our webMethods B2B and Enterprise software.

     Professional Services. Professional services revenue increased by approximately $9.2 million, or 376%, to $11.7 million for the year ended March 31, 2000 from $2.5 million for the year ended March 31, 1999. This increase is attributable to the increased licensing activity described above, which has resulted in increased customer implementation activity and follow-on professional services.

     Maintenance. Maintenance revenue increased by approximately $4.6 million, or 443%, to $5.6 million for the year ended March 31, 2000 from $1.0 million for the year ended March 31, 1999. This increase is attributable to the increased licensing activity described above. Because a majority of the license contracts include post-contract maintenance and support, an increased level of license revenue as well as renewal maintenance on perpetual licenses results in an increased amount of maintenance revenue recognized ratably over the term of the maintenance agreement.

COST OF REVENUE

     License. Cost of license revenue increased by approximately $1.8 million, or 227%, to $2.6 million for the year ended March 31, 2000 from $799,000 for the year ended March 31, 1999. The growth in cost of license revenues on an absolute dollars basis was attributable primarily to a larger proportion of our products sold incorporating third party technology for which we pay royalties. We anticipate that the cost of license revenue will increase in absolute dollars as we license additional products, although cost of license revenue may vary as a percentage of license revenue from period to period. Gross profit margin on license revenue increased to 94% for the year ended March 31, 2000 compared to 93% for the year ended March 31, 1999.

     Professional Services and Maintenance. Cost of professional services and maintenance increased by approximately $12.3 million, or 323% to $16.1 million for the year ended March 31, 2000 from $3.8 million for the year ended March 31, 2000. This increase is primarily attributable to increases in the number of professional service and technical support personnel, which increased to 114 people as of March 31, 2000 from 26 people as of March 31, 1999. In addition, subcontractor, travel, and recruiting expenses contributed to the increase in cost of professional services and maintenance for the year ended March 31, 2000. Gross profit margin on professional services and maintenance increased to 7% of professional services and maintenance revenue in the year ended March 31, 2000 compared to (9%) for the year ended March 31, 1999.

GROSS PROFIT

     Gross profit increased by approximately $31.8 million, or 329%, to $41.4 million for the year ended March 31, 2000 from $9.7 million for the year ended March 31, 1999. The increase is attributable to the growth in our customer base, which contributed to increased revenue from software licenses, professional services and maintenance. The gross profit margin was 69% for the year ended March 31, 2000 up from 68% for the year ended March 31, 1999.

OPERATING EXPENSES

     Sales and Marketing. Sales and marketing expenses increased by approximately $29.3 million, or 199%, to $44.0 million for the year ended March 31, 2000 from $14.7 million for the year ended March 31, 1999. The increase in sales and marketing expenses is primarily attributable to an increase in the number of sales and marketing employees and, to a lesser extent, increases in marketing programs. We believe that these expenses will continue to increase in absolute dollar amounts in future periods as we continue to expand our sales and marketing efforts.

     Research and Development. Research and development expenses increased by approximately $8.7 million, or 143%, to $14.8 million for the year ended March 31, 2000 from $6.1 million for the year ended March 31,

1999. The increase in research and development expenses is attributable to increases in the number of software development, pre-commercial release quality assurance and documentation personnel and in third-party development costs. We believe that continued investment in research and development is critical to attaining our strategic objectives, and, as a result, we expect research and development expenses to increase significantly in future periods.

     General and Administrative. General and administrative expenses increased by approximately $6.6 million, or 208%, to $9.8 million for the year ended March 31, 2000 from $3.2 million for the year ended March 31, 1999. This increase is primarily attributable to increases in the number of accounting and finance, human resources, and office administration personnel. In addition, professional service fees, corporate insurance and other general corporate costs increased to support organizational growth. We expect general and administrative costs to continue to increase in absolute dollars as we add personnel to support our expanding operations and incur additional costs related to the growth of our business.

     Amortization of Goodwill and Acquired Intangibles. Amortization of goodwill and acquired intangibles was $1.3 million in the year ended March 31, 2000. The estimated useful life of the goodwill and the acquired intangibles is 3 years for trained and acquired assembled workforce, one year for license agreements, 2 years for non-compete agreements, 3 years for goodwill and 4 years for favorable lease terms. The goodwill and acquired intangibles relates to the acquisition of Alier.

     In-process Research and Development. In-progress research and development was $2.7 million in the year ended March 31, 2000. This amount represents a one-time charge of $2.7 million recorded upon the acquisition of Alier in February 2000. This charge relates to the in-process research and development that was expensed upon consummation of the acquisition as it had not reached technological feasibility, and in the opinion of management, has no alternative future use.

     Amortization of Deferred Stock Compensation. Certain options granted during the year ended March 31, 2000 have been treated as compensatory because the estimated fair value for accounting purposes was greater than the exercise price as determined by our Board of Directors on the date of grant. The total deferred stock compensation associated with these options as of March 31, 2000 amounted to approximately $12.5 million, net of amortization. In connection with the acquisition of Alier, Active issued restricted stock to two of the Alier stockholders which has been treated as deferred stock compensation. These restrictions vest over a 2 year period. Of the total deferred stock compensation, approximately $3.6 million was amortized in the year ended March 31, 2000. These amounts are being amortized over the respective vesting periods of these equity arrangements, generally 48 months for the options and 24 months for the restricted stock.

INTEREST INCOME, NET

     Interest income, net increased by approximately $2.9 million, or 711%, to $3.4 million for the year ended March 31, 2000 from $415,000 for the year ended March 31, 1999. This increase is attributable to increases in interest income that resulted from the approximately $169.4 million in net cash proceeds resulting from issuance of common stock in our initial public offering and the concurrent private placement in February 2000.

FISCAL YEAR ENDED MARCH 31, 1999 COMPARED TO FISCAL YEAR ENDED MARCH 31, 1998

REVENUE

     Total revenue increased by approximately $10.0 million, or 233%, to $14.3 million in fiscal 1999, from $4.3 million in fiscal 1998 as we first shipped webMethods B2B at the end of the first quarter of fiscal 1999. During fiscal 2000 and 1999, no customers accounted for more than 10% of our total revenue. In fiscal 1998, Boeing, Maryland Procurement Office and Hewlett Packard accounted for an aggregate of approximately 49% of our total revenue.

     License. License revenue increased by approximately $7.3 million, or 212%, to $10.8 million in fiscal 1999 from $3.5 million in fiscal 1998. This increase is primarily attributable to the initial shipment of webMethods B2B in June 1998, an increase in sales to customers resulting from increasing the sales force and a growing acceptance of our software.

     Professional Services. Professional services revenue increased approximately $1.6 million, or 201%, to $2.5 million in fiscal 1999 from $817,000 in fiscal 1998. This increase is attributable to the increased license activity described above which resulted in customer implementation activity and follow-on professional services.

     Maintenance. Maintenance revenue increased by approximately $1.0 million, or 10,271%, to $1.0 million in fiscal 1999 from $10,000 in fiscal 1998. This increase is attributable to the increased licensing activity described above.

COST OF REVENUE

     License. Cost of license revenue increased to $799,000 in fiscal 1999 from $30,000 in fiscal 1998. This increase in the cost of licenses is due to license fees paid to third party software developers for software included in our software. Gross profit margin on license revenue decreased to 93% in fiscal 1999 compared to 99% in fiscal 1998. This decrease was attributable to fiscal 1999 costs associated with the above mentioned license fees and warranty obligations, neither of which were incurred in fiscal 1998.

     Professional Services and Maintenance. Cost of professional services and maintenance increased to $3.8 million in fiscal 1999 from $804,000 in fiscal 1998. This increase is primarily attributable to increases in the number of professional service and technical support personnel, which increased to 26 people at March 31, 1999 from 8 at March 31, 1998. Gross profit margin on professional services and maintenance decreased to (9%) of professional services and maintenance revenue in fiscal 1999 compared to 3% in fiscal 1998. The gross margin on professional services and maintenance declined due to the costs incurred in expanding the professional services and customer care organization.

GROSS PROFIT

     Gross profit increased by approximately $6.2 million, or 180%, to $9.7 million in fiscal 1999 from $3.5 million in fiscal 1998. The increase is attributable to the growth in our customer base, which contributed to increased revenue from software licenses, professional services and maintenance. The gross profit margin was 68% for the year ended March 31, 1999, down from 81% for the year ended March 31, 1998. The reduction in the gross profit margin is attributable to the increased proportion of professional services revenue, which generates a lower margin than license revenue, during the year ended March 31, 1999.

OPERATING EXPENSES

     Sales and Marketing. Sales and marketing expenses increased by approximately $9.9 million, or 204%, to $14.7 million in fiscal 1999 from $4.9 million in fiscal 1998. The increase in the total amount of sales and marketing expenses is primarily attributable to an increase in the number of sales and marketing employees and, to a lesser extent, increases in marketing programs.

     Research and Development. Research and development expenses increased by approximately $2.5 million, or 72%, to $6.1 million in fiscal 1999 from $3.5 million in fiscal 1998. The increase in the total amount of research and development expenses is attributable to increases in the number of software developers and pre-commercial release quality assurance and documentation personnel.

     General and Administrative. General and administrative expenses increased by approximately $1.1 million, or 47%, to $3.1 million in fiscal 1999 from $2.2 million in fiscal 1998. This increase is primarily attributable to increases in the number of administrative and professional services personnel and other general corporate expenses as we grew from 8 employees as of March 31, 1998 to 17 employees as of March 31, 1999.

INTEREST INCOME, NET

     Interest income, net increased by approximately $243,000, or 142%, to $415,000 in fiscal 1999 from $171,000 in fiscal 1998. This increase is attributable to increases in interest income, which resulted from approximately $6.4 million in net cash proceeds we generated from the issuance of mandatorily redeemable, convertible preferred stock in September 1998.

QUARTERLY RESULTS OF OPERATIONS

     The following tables set forth consolidated statement of operations data for webMethods for each of the eight quarters ended March 31, 2000, as well as that data expressed as a percentage of the total revenue for the quarters presented. This information has been derived from our unaudited consolidated financial statements which have been retroactively restated to give effect to the pooling of interests in connection with the merger between a subsidiary of webMethods and Active Software. The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements contained in Item 8 of this report and include all adjustments, consisting only of normal recurring adjustments that we consider necessary for a fair presentation of such information. You should read this information in conjunction with our annual audited consolidated financial statements and related notes appearing in Item 8 of this report. You should not draw any conclusions about our future results from the results of operations for any quarter.

                                                      THREE MONTHS ENDED
                                       ----------------------------------------------
                                       MAR. 31,    DEC. 31,    SEPT. 30,    JUNE 30,
                                         2000        1999        1999         1999
                                      ----------  ----------  ----------  -----------
                                                       (IN THOUSANDS)
Revenue:
  License.........................    $  15,666   $  13,575   $   7,794     $  5,787
  Professional services...........        5,148       2,509       2,243        1,800
  Maintenance.....................        2,217       1,511       1,110          785
                                      ----------  ----------  ----------  -----------
        Total revenue.............       23,031      17,595      11,147        8,372
                                      ----------  ----------  ----------  -----------
Cost of revenue:
  License.........................          738         753         727          394
  Professional services and
    maintenance...................        7,074       4,047       2,812        2,170
                                      ---------   ---------   ---------     --------
        Total cost of revenue.....        7,812       4,800       3,539        2,564
                                      ---------   ---------   ---------     --------
Gross profit......................       15,219      12,795       7,608        5,808
                                      ---------   ---------   ---------     --------
Operating expenses:
  Sales and marketing.............       16,919      12,412       8,728        5,973
  Research and development........        5,101       4,127       3,674        1,877
  General and administrative......        3,379       2,926       2,241        1,206
  Amortization of goodwill and
    acquired intangibles..........        1,305         ---         ---          ---
  In-process research and
    development...................        2,737         ---         ---          ---
  Amortization of deferred stock
    compensation..................        2,301         683         303          302
                                      ---------   ---------   ---------     --------
        Total operating expenses..       31,742      20,148      14,946        9,358
                                      ---------   ---------   ---------     --------
Operating loss....................      (16,523)     (7,353)     (7,338)      (3,550)
Interest income, net..............        1,991         796         445          129
                                      ---------   ---------   ---------     --------
Loss..............................      (14,532)     (6,557)     (6,893)      (3,421)
Deferred tax provision............          (46)        ---         ---          ---
                                      ---------   ---------   ---------     --------
Net loss..........................    $ (14,578)  $  (6,557)  $  (6,893)    $ (3,421)
                                      =========   =========   =========     ========


                                                      THREE MONTHS ENDED
                                  --------------------------------------------------
                                    MAR. 31,      DEC. 31,     SEPT. 30,    JUNE 30,
                                      1999          1998         1998         1998
                                  -----------   -----------  -----------  ----------
                                                       (IN THOUSANDS)
Revenue:
  License.........................  $  4,141      $  3,367     $  2,067     $  1,200
  Professional services...........     1,243           671          363          182
  Maintenance.....................       471           291          157          117
                                    --------      --------     --------     --------
        Total revenue.............     5,855         4,329        2,587        1,499
                                    --------      --------     --------     --------
Cost of revenue:
  License.........................       250           326          171           51
  Professional services and
    maintenance...................     1,500         1,332          672          299
                                    --------      --------     --------     --------
        Total cost of revenue.....     1,750         1,658          843          350
                                    --------      --------     --------     --------
Gross profit......................     4,105         2,671        1,744        1,149
                                    --------      --------     --------     --------
Operating expenses:
  Sales and marketing.............     4,960         3,773        3,213        2,794
  Research and development........     1,639         1,608        1,569        1,251
  General and administrative......       972           799          778          622
  Amortization of goodwill and
    acquired intangibles                 ---           ---          ---          ---
  In-process research and
    development...................       ---           ---          ---          ---
  Amortization of deferred stock
    compensation..................       263           157           95           62
                                    --------      --------     --------     --------
        Total operating expenses..     7,834         6,337        5,655        4,729
                                    --------      --------     --------     --------
Operating loss....................    (3,729)       (3,666)      (3,911)      (3,580)
Interest income, net..............        72           149           96           97
                                    --------      --------     --------     --------
Net loss before income taxes......    (3,657)       (3,517)      (3,815)      (3,483)
Deferred tax provision............       ---           ---          ---          ---
                                    --------      --------     --------     --------
Net loss..........................  $ (3,657)     $ (3,517)    $ (3,815)    $ (3,483)
                                    ========      ========     ========     ========

                                             AS A PERCENTAGE OF TOTAL REVENUE
                                      -----------------------------------------------
                                       MAR. 31,    DEC. 31,    SEPT. 30,    JUNE 30,
                                         2000        1999        1999         1999
                                      ----------  ---------  -----------  -----------
Revenue:
  License.........................       68.0%      77.1%         69.9%        69.1%
  Professional services...........       22.4       14.3          20.1         21.5
  Maintenance.....................        9.6        8.6          10.0          9.4
                                       ------      -----        ------       ------
        Total revenue.............      100.0      100.0         100.0        100.0
                                       ------      -----        ------       ------
Cost of revenue:
  License.........................        3.2        4.3           6.5          4.7
  Professional services and
    maintenance...................       30.7       23.0          25.2         25.9
                                       ------      -----        ------       ------
        Total cost of revenue.....       33.9       27.3          31.7         30.6
                                       ------      -----        ------       ------
Gross profit......................       66.1       72.7          68.3         69.4
                                       ------      -----        ------       ------
Operating expenses:
  Sales and marketing.............       73.5       70.5          78.3         71.4
  Research and development........       22.1       23.5          33.0         22.4
  General and administrative......       14.7       16.6          20.1         14.4
  Amortization of goodwill and
    acquired intangibles..........        5.6        ---           ---          ---
  In-process research and
    development...................       11.9        ---           ---          ---
  Amortization of deferred stock
    compensation..................       10.0        3.9           2.7          3.6
                                       ------      -----        ------       ------
        Total operating expenses..      137.8      114.5         134.1        111.8
                                       ------      -----        ------       ------
Operating loss....................      (71.7)     (41.8)        (65.8)       (42.4)
Interest income, net..............        8.2        4.5           4.0          1.5
                                       ------      -----        ------       ------
Loss before income taxes..........      (63.5)     (37.3)        (61.8)       (40.9)
Deferred tax provision............        (.2)       ---           ---          ---
                                       ------      -----        ------       ------
Net loss                                (63.3)%    (37.3)%       (61.8)%      (40.9)%
                                       ======      =====        ======       ======


                                             AS A PERCENTAGE OF TOTAL REVENUE
                                      -----------------------------------------------
                                        MAR. 31,      DEC. 31,     SEPT. 30,     JUNE 30,
                                          1999          1998         1998          1998
                                      -----------   -----------  -----------   --------
Revenue:
  License.........................         70.7%         77.8%        79.9%         80.1%
  Professional services...........         21.2          15.5         14.0          12.1
  Maintenance.....................          8.1           6.7          6.1           7.8
                                         ------        ------       ------        ------
        Total revenue.............        100.0         100.0        100.0         100.0
                                         ------        ------       ------        ------
Cost of revenue:
  License.........................          4.3           7.5          6.6           3.4
  Professional services and
    maintenance...................         25.6          30.8         26.0          19.9
                                         ------        ------       ------        ------
        Total cost of revenue.....         29.9          38.3         32.6          23.3
                                         ------        ------       ------        ------
Gross profit......................         70.1          61.7         67.4          76.7
                                         ------        ------       ------        ------
Operating expenses:
  Sales and marketing.............         84.7          87.2        124.2         186.4
  Research and development........         28.0          37.1         60.6          83.5
  General and administrative......         16.6          18.5         30.1          41.5
  Amortization of goodwill and
    acquired intangibles..........          ---           ---          ---           ---
  In-process research and
    development...................          ---           ---          ---           ---
  Amortization of deferred stock
    compensation..................          4.5           3.6          3.7           4.1
                                         ------        ------       ------        ------
        Total operating expenses..        133.8         146.4        218.6         315.5
                                         ------        ------       ------        ------
Operating loss....................        (63.7)        (84.7)      (151.2)       (238.8)
Interest income, net..............          1.2           3.5          3.7           6.5
                                         ------        ------       ------        ------
Net loss before income taxes......        (62.5)        (81.2)      (147.5)       (232.3)
Deferred tax provision............          ---           ---          ---           ---
                                         ------        ------       ------        ------
Net loss..........................        (62.5)%       (81.2)%     (147.5)%      (232.3)%
                                         ======        ======      =======        ======

     Our total revenue has increased in each quarter since it released webMethods B2B in June 1998. The quarterly increase is due to growth in the number of customers resulting from increased market awareness and acceptance of webMethods' software, expansion of the company's sales organization and an increase in professional services and maintenance revenue that reflects the growth in the installed base of product licenses.

     The cost of revenue has increased each quarter in conjunction with increases in total revenue. The increase in cost of revenue in the quarter-ended September 30, 1999 is due to a write-off of prepaid third-party software licensing fees. These costs generally represents payments of royalties to third parties for incorporation of third party technology in some of our products. Cost of professional services and maintenance increased due to the expansion of the professional services and customer care organizations and increased subcontractor costs.

     Operating expenses have generally increased in absolute dollars each quarter because of increased staffing in sales and marketing, research and development and general and administrative functions. In addition, sales and marketing expenses have increased due to increases in marketing programs, sales commissions, sales office expenses and expansion into Europe in our fiscal fourth quarter 1999. In addition to costs related to increased headcount, general and administrative expenses have increased due to increases in legal, accounting and other professional fees.

PROVISION FOR INCOME TAXES

     We recorded a provision for income taxes of $46,000 for the year ended March 31, 2000, which relates to the write-off of the deferred tax asset recorded in connection with the unrealized holding losses on marketable securities available for sale. No other provisions for income taxes has been recorded as we have incurred operating losses since inception. We have recorded a valuation allowance for the full amount of our net deferred tax assets, as the realizability of the deferred tax assets is not currently predictable.

     As of March 31, 2000, we had net operating loss carry-forwards of approximately $38.2 million. These net operating loss carryforwards are available to reduce future taxable income and begin to expire in fiscal 2010. Under the provisions of the Internal Revenue Code, certain substantial changes in our ownership may limit the amount of net operating loss carry-forwards that could be utilized annually in the future to offset taxable income.

LIQUIDITY AND CAPITAL RESOURCES

     We have financed our operations through an initial public offering of our common stock which was completed on February 10, 2000. Active also completed an initial public offering in August 1999 with net proceeds of $40.0 million. In addition, we had private sales of mandatorily redeemable, convertible preferred stock, resulting in net proceeds from inception to March 31, 2000, of approximately $38.7 million, and, to a lesser extent, through bank loans and equipment leases. Active also had private sales of convertible redeemable preferred stock resulting in net proceeds from inception to March 31, 2000, of approximately $25.1 million. As of March 31, 2000, we had approximately $171.7 million in cash and cash equivalents, approximately $25.3 million in short-term investments, approximately $37.1 million in long-term investments and approximately $181.4 million in working capital.

     Net cash used in operating activities was approximately $6.2 in fiscal 2000, approximately $13.8 million in fiscal 1999, and approximately $6.3 million in fiscal 1998. Net cash flows from operating activities in each period reflect increasing net losses and, to a lesser extent, increases in accounts receivable offset in part by increases in accounts payable, accrued expenses and accrued compensation. Net cash used in operating activities for the year ended March 31, 2000 reflects an increase of $22.1 million of deferred revenue from customer payments that were not recognized as revenue.

     Net cash used in investing activities was approximately $70.1 million in fiscal 2000, approximately $2.6 million in fiscal 1999, and $521,000 in fiscal 1998. Cash used in investing activities reflects purchases of property and equipment in each period, and purchases of marketable securities available for sale in fiscal 1999 and fiscal 2000. Capital expenditures were approximately $5.7 million in fiscal 2000, approximately $1.1 in fiscal 1999, and approximately $521,000 in fiscal 1998. Capital expenditures consisted of purchases of operating resources to manage operations, including computer hardware and software, office furniture and equipment and leasehold improvements. Since inception we have generally funded capital expenditures either through capital leases, the use of working capital, or bank loans. We expect that our capital expenditures will continue to increase in the future. In connection with the relocation of corporate headquarters in March 2000, we incurred approximately $1.6 million in leasehold improvements and furniture and equipment purchases in fiscal 2000. Approximately $2.3 million was paid in connection with the acquisition of Alier.

     Net cash provided by financing activities was approximately $239.1 million in fiscal 2000, approximately $13.2 million in fiscal 1999, and approximately $18.5 million in fiscal 1998. These cash flows primarily reflect net cash proceeds from private sales of mandatorily redeemable, convertible preferred stock in fiscal 2000, fiscal 1999 and fiscal 1998. In addition, we received an additional $165 million in net proceeds from the issuance of common stock from our initial public offering in February 2000 and $17.5 million in proceeds from the sale of shares of common stock issued in a private transaction concurrent with the closing of our initial public offering and $40 million in proceeds from the initial public offering of Active Software, in August 1999. We have an outstanding balance of $153,000 as of March 31, 2000 under a credit agreement. This loan bears interest at the bank's prime rate plus 1.5% per annum and is secured by substantially all of our assets. In December 1999 we entered into a new revolving promissory note to borrow up to a maximum principal amount of $3,000,000 with a maturity date of December 2, 2000. Borrowings under this note are limited to a borrowing base of 75% of eligible accounts receivable. This note bears interest at the bank's prime rate plus 1% per annum. As of March 31, 2000, we had not borrowed against this revolving promissory note. In connection with the revolving promissory note, we obtained a letter of credit totaling $750,000 which expires in June 2001 and relates to the new office lease. As a result of the acquisition of Active Software and Alier, Inc., we assumed a line of credit agreement which expired in July 2000. The Company also assumed two notes payable with a combined outstanding balance of approximately $458,000 as of March 31, 2000. The first note which bore interest at the rate of 17%, was paid off in July 2000. The second note bears interest at the bank's prime rate plus 2.5% per annum.

     We expect to experience significant growth in our operating expenses, particularly research and development and sales and marketing expenses, for the foreseeable future in order to execute our business plan. As a result, we anticipate that such operating expenses, as well as planned capital expenditures, will constitute a material use of our cash resources. In addition, we may utilize cash resources to fund acquisitions or investments in complementary businesses, technologies or product lines. We believe that our existing working capital and our revolving promissory note will be sufficient to meet our working capital and operating resource expenditure requirements for at least the next twelve months. Thereafter, we may find it necessary to obtain additional equity or debt financing. In the event additional financing is required, we may not be able to raise it on acceptable terms or at all.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 1999, the Financial Accounting Standards Board ("FASB") issued SFAS No. 137, which delays the effective date of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which will be effective for our fiscal year 2001. This statement establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement also requires that changes in the derivative's fair value be recognized in earnings unless specific hedge accounting criteria are met. We have not entered into derivative contracts and do not have near term plans to enter into derivative contracts. Accordingly the adoption of SFAS No. 133 and SFAS No. 137 is not expected to have a material effect on our financial statements.

     In December 1999, the Securities and Exchange Commission ("SEC") released Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements," which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. The SEC released SAB 101A, which delayed the implementation date of SAB 101 for registrants with fiscal years that begin between December 16, 1999 and March 15, 2000. Subsequently, the SEC released SAB 101B, which further delays the implementation date of SAB 101 until no later than the fourth fiscal quarter of years beginning after December 15, 1999. We do not expect a material effect on our financial position, results of operations or cash flows as a result of SAB 101.

     In March 2000, FASB issued Interpretation (FIN) No. 44, "Accounting for Certain Transactions Involving Stock Compensation -- An Interpretation of APB Opinion No. 25." FIN 44 clarifies the application of APB Opinion No. 25 and, among other issues, clarifies the following: the definition of an employee for purposes of applying APB Opinion No. 25; the criteria for determining whether a plan qualifies as a non-compensatory plan; the accounting consequence of various modifications to the terms of previously fixed stock options or awards; and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 was effective July 1, 2000, but certain conclusions in FIN 44 cover specific events that occurred after either December 15, 1998 or January 12, 2000. The adoption did not to have a material impact on our financial position or results of operations.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

     We are exposed to a variety of risks, including changes in interest rates affecting the return on our investments and foreign currency fluctuations. We have established policies and procedures to manage our exposure to fluctuations in interest rates and foreign currency exchange rates.

     Interest rate risk. We maintain our funds in money market and certificate of deposit accounts at financial institutions. Our exposure to market risk due to fluctuations in interest rates relates primarily to interest earnings on our cash deposits. These securities are subject to interest rate risk inasmuch as their fair value will fall if market interest rates increase. If market interest rates were to increase immediately and uniformly by 10% from the levels prevailing as of March 31, 2000, the fair value of the portfolio would not decline by a material amount. We do not use derivative financial instruments to mitigate risks. However, we do have an investment policy that would allow us to invest in short-term and long-term investments such as money market instruments and corporate debt securities. Our policy attempts to reduce such risks by typically limiting the maturity date of such securities to no more than twenty-four months with a maximum average maturity to its whole portfolio of such investments at twelve months, placing its investments with high credit quality issuers and limiting the amount of credit exposure with any one issuer.

     Foreign currency exchange rate risk. Our exposure to market risk due to fluctuations in foreign currency exchange rates relates primarily to the intercompany balances with our UK, Netherland and German subsidiaries. Although we transact business in various foreign countries, settlement amounts are usually based on U.S. currency. Transaction gains or losses have not been significant in the past, and there is no hedging activity on foreign currencies. We would not experience a material foreign exchange loss based on a hypothetical 10% adverse change in the price of the pound, guilders or deutsche mark against the U.S. dollar. Consequently, we do not expect that a reduction in the value of such accounts denominated in foreign currencies resulting from even a sudden or significant fluctuation in foreign exchange rates would have a direct material impact on our financial position, results of operations or cash flows.

     Notwithstanding the foregoing, analysis of the direct effects of interest rate and foreign currency exchange rate fluctuations on the value of certain of our investments and accounts, the indirect effects of fluctuations in foreign currency could have a material adverse effect on our business, financial condition and results of operations. For example, international demand for our products is affected by foreign currency exchange rates. In addition, interest rate fluctuations may affect the buying patterns of our customers. Furthermore, interest rate and currency exchange rate fluctuations have broad influence on the general condition of the U.S. foreign and global economics, which could materially adversely affect our business, financial condition results of operations and cash flows.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                       PAGE
                                                                       ----
 WEBMETHODS' AUDITED FINANCIAL STATEMENTS
 Report of Independent Accountants...............................       14
 Consolidated Balance Sheets at March 31, 2000 and 1999..........       15
 Consolidated Statements of Operations and Comprehensive Loss
   for the years ended March 31, 2000, 1999 and 1998.............       16
 Consolidated Statements of Changes in Stockholders' Equity
   for the years ended March 31, 2000, 1999 and 1998.............       17
 Consolidated Statements of Cash Flows for the years ended
   March 31, 2000, 1999 and 1998.................................       18
 Notes to Consolidated Financial Statements......................       19

                      REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of webMethods, Inc.

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and comprehensive loss, changes in stockholders' equity and cash flows present fairly, in all material respects, the financial position of webMethods, Inc. and its subsidiaries at March 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PRICEWATERHOUSECOOPERS LLP

McLean, Virginia
October 17, 2000

                                WEBMETHODS, INC.

                           CONSOLIDATED BALANCE SHEETS

                                                                                         YEAR ENDED MARCH 31,
                                                                                   --------------------------------
                                                                                         2000              1999
                                                                                   ---------------    -------------
ASSETS
Current assets:
  Cash and cash equivalents....................................................    $   171,716,075    $   8,873,831
  Marketable securities available for sale.....................................         25,255,901          254,850
  Accounts receivable, net of allowances of $1,394,000 and
     $317,000, respectively....................................................         18,578,340        6,201,491
  Prepaid expenses and other current assets....................................          6,615,330          941,937
                                                                                   ---------------    -------------
          Total current assets.................................................        222,165,646       16,272,109
Marketable securities available for sale.......................................         37,137,889        1,269,408
Property and equipment, net....................................................          6,309,693        1,316,966
Goodwill and acquired intangibles, net.........................................         28,262,683               --
Other assets...................................................................          5,310,836          879,743
                                                                                   ---------------    -------------
          Total assets.........................................................    $   299,186,747    $  19,738,226
                                                                                   ===============    =============
LIABILITIES, MANDATORILY REDEEMABLE PREFERRED STOCK AND
  STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.............................................................    $     4,207,708    $   1,538,137
  Accrued expenses.............................................................          7,322,566          965,478
  Accrued salaries and commissions.............................................          8,034,904        1,576,003
  Deferred revenue.............................................................         20,333,862        3,376,245
  Current portion of capital lease obligations.................................            148,026               --
  Current portion of notes payable and lines of credit.........................            762,217          354,520
                                                                                   ---------------    -------------
          Total current liabilities............................................         40,809,283        7,810,383
                                                                                   ---------------    -------------
  Capital lease obligations, net of current portion............................            426,145               --
  Note payable, net of current portion.........................................            267,212           83,938
  Long term deferred revenue...................................................          5,515,103          380,744
                                                                                   ---------------    -------------
          Total liabilities....................................................         47,017,743        8,275,065
                                                                                   ---------------    -------------
Commitments and contingencies
Mandatorily redeemable preferred stock:
  Convertible preferred stock, $0.01 par value, 650,477
     shares authorized, issued and outstanding at March 31,
     1999......................................................................                 --       11,117,728
                                                                                   ---------------    -------------
Stockholders' equity:
  Common stock, $0.01 par value; 200,000,000 shares
     authorized; shares issued and outstanding 45,429,382 and 16,223,758.......            454,294          162,238
  Additional paid-in capital...................................................        344,019,296       30,414,042
  Deferred stock compensation..................................................        (26,633,918)      (4,436,785)
  Notes receivable from stockholders...........................................                --            (9,500)
  Accumulated deficit..........................................................        (65,541,247)     (25,783,362)
  Accumulated other comprehensive loss.........................................           (129,421)          (1,200)
                                                                                   ---------------    -------------
          Total stockholders' equity...........................................        252,169,004          345,433
                                                                                   ---------------    -------------
          Total liabilities, mandatorily redeemable
             preferred stock and stockholders' equity..........................    $   299,186,747    $  19,738,226
                                                                                   ===============    =============

The accompanying notes are an integral part of these consolidated financial statements.

                                WEBMETHODS, INC.

          CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

                                                                             YEAR ENDED MARCH 31,
                                                                             --------------------
                                                                    2000               1999                1998
                                                            -----------------    ----------------    ---------------
Revenue:
    License.............................................    $     42,821,729     $    10,774,589     $    3,457,918
    Professional services...............................          11,699,034           2,458,802            817,335
    Maintenance.........................................           5,623,971           1,036,146              9,991
                                                            -----------------    ----------------    ---------------
          Total revenue.................................          60,144,734          14,269,537          4,285,244
                                                            -----------------    ----------------    ---------------
Cost of revenue:
    License.............................................           2,611,676             799,000             30,013
    Professional services and maintenance (exclusive of
      amortization of deferred stock compensation of
      $559,978, $71,027, and $3,024, respectively)......          16,102,123           3,802,551            803,862
                                                            -----------------    ----------------    ---------------
          Total cost of revenue.........................          18,713,799           4,601,551            833,875
                                                            -----------------    ----------------    ---------------
Gross profit............................................          41,430,935           9,667,986          3,451,369
                                                            -----------------    ----------------    ---------------
Operating expenses:
    Sales and marketing (exclusive of amortization of
      deferred stock compensation of $1,471,238, $266,128
      and $13,137, respectively)........................          44,033,514          14,740,968          4,853,832
    Research and development (exclusive of amortization
      of deferred stock compensation of $1,250,253
      $182,469 and $5,585, respectively)................          14,779,714           6,065,665          3,524,879
    General and administrative (exclusive of amortization
      of deferred stock compensation of $307,018,
      $57,272, and  $--, respectively)..................           9,752,565           3,170,711          2,163,413
    Amortization of goodwill and acquired intangibles...           1,305,441                  --                 --
    In-process research and development.................           2,737,000                  --                 --
    Amortization of deferred stock compensation.........           3,588,487             576,896             21,746
                                                            -----------------    ----------------    ---------------
          Total operating expenses......................          76,196,721          24,554,240         10,563,870
                                                            -----------------    ----------------    ---------------
Operating loss..........................................         (34,765,786)        (14,886,254)        (7,112,501)
Interest income, net....................................           3,361,992             414,500            171,208
                                                            -----------------    ----------------    ---------------
Loss before income taxes................................         (31,403,794)        (14,471,754)        (6,941,293)
Deferred tax provision..................................             (46,647)                 --                 --
                                                            -----------------    ----------------    ---------------
     Net loss...........................................         (31,450,441)        (14,471,754)        (6,941,293)
Accretion and accrued dividends related to
  mandatorily redeemable preferred stock................         (10,222,510)           (605,453)          (112,792)
                                                            -----------------    ----------------    ---------------
     Net loss attributable to common shareholders.......    $    (41,672,951)    $   (15,077,207)    $   (7,054,085)
                                                            =================    ================    ===============
Basic and diluted net loss per common share.............    $          (2.23)    $         (1.75)    $        (0.83)
                                                            =================    ================    ===============
Shares used in computing basic and diluted net loss
  per common share......................................          18,716,943           8,633,488          8,489,531
                                                            =================    ================    ===============
Comprehensive loss:
     Net loss...........................................    $    (31,450,441)    $   (14,471,754)    $   (6,941,293)
     Other comprehensive loss:
          Unrealized loss on securities available for
            sale........................................            (113,809)             (1,200)                --
          Foreign currency cumulative translation
            adjustment..................................             (14,412)
                                                                                              --                 --
                                                            -----------------    ----------------    ---------------
          Total comprehensive loss......................    $    (31,578,662)    $   (14,472,954)    $   (6,941,293)
                                                            =================    ================    ===============

The accompanying notes are an integral part of these consolidated financial statements.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY for the years ended March 31, 1998, 1999 and 2000

                                                            COMMON STOCK         ADDITIONAL       DEFERRED
                                                            ------------           PAID-IN         STOCK
                                                        SHARES       AMOUNT        CAPITAL      COMPENSATION
                                                        ------       ------        -------      ------------
Balance, March 31, 1997...........................     12,253,926     $122,539     $4,533,732              --
Exchange of common stock for Series A
  preferred stock.................................     (1,446,355)     (14,464)      (371,891)             --
Stock options exercised, net......................        816,889        8,169        208,049              --
Deferred compensation related to stock
  option grants...................................             --           --        598,767        (598,767)
Amortization of deferred stock compensation.......             --           --             --          21,746
Accretion of preferred stock......................             --           --        (2,184)              --
Accrued dividends on preferred stock..............             --           --      (110,608)              --
Issuance of common stock..........................      3,079,585       30,796     14,850,990              --
Net loss..........................................             --           --             --              --
                                                       ----------     --------    -----------     -----------
Balance, March 31, 1998...........................     14,704,045      147,040     19,706,855        (577,021)
Stock options exercised, net......................        708,546        7,086        343,023              --
Fair value of warrants issued to
  non-employees...................................                          --        300,600              --
Repayments of notes receivable....................             --           --             --              --
Deferred compensation related to stock
  option grants...................................             --           --      4,436,660      (4,436,660)
Amortization of deferred stock compensation.......             --           --             --         576,896
Accretion of preferred stock......................             --           --       (13,166)              --
Accrued dividends on preferred stock..............             --           --      (592,287)              --
Issuance of common stock..........................        811,167        8,112      6,232,357              --
Other comprehensive loss..........................             --           --             --              --
Net loss..........................................             --           --             --              --
                                                       ----------     --------    -----------     -----------

Balance, March 31, 1999...........................     16,223,758      162,238     30,414,042      (4,436,785)
Stock options and warrants exercised, net.........      2,361,727       23,617      1,184,855              --
Fair value of options issued to
  non-employees...................................                          --        585,306              --
Repayments of note receivable.....................             --           --             --              --
Deferred compensation related to stock
  option grants...................................             --           --     11,079,534     (11,079,534)
Amortization of deferred stock compensation.......             --           --             --       3,588,487
Deemed dividend in connection with the............             --
  beneficial conversion feature in Series E
  preferred stock.................................                          --      8,307,444              --
Accretion to redemption...........................             --           --        (43,573)             --
Accrued dividends on preferred stock..............             --           --     (1,871,493)             --
Issuance of common stock pursuant to WebMethods
  initial public offering.........................      4,715,000       47,150    164,977,850              --
Net issuance of common stock pursuant to
  Active's initial public offering................      2,121,175       21,212     39,974,433              --
Issuance of common stock pursuant to the
  concurrent private placement....................        518,058        5,180     17,494,820              --
Initial public offering and concurrent
  private placement issuance costs................             --           --    (13,158,338)             --
Conversion of preferred stock to common
  stock...........................................     19,283,673      192,837     41,496,292              --
Alier acquisition.................................        205,991        2,060     43,578,124     (14,706,086)
Other comprehensive loss..........................             --           --             --              --
Net loss..........................................             --           --             --              --
                                                       ----------     --------    -----------     -----------
Balance, March 31, 2000..........................      45,429,382     $454,294   $344,019,296   $ (26,633,918)
                                                       ==========     ========    ===========     ===========

                                                           NOTES                    ACCUMULATED
                                                        RECEIVABLE                     OTHER
                                                           FROM       ACCUMULATED  COMPREHENSIVE
                                                       STOCKHOLDERS     DEFICIT        LOSS          TOTAL
                                                       ------------     -------        ----          -----


Balance, March 31, 1997...........................         $(49,500)  $ (4,370,315)            --      $236,456
Exchange of common stock for Series A
  preferred stock.................................                --            --             --      (386,355)
Stock options exercised, net......................                --            --             --       216,218
Deferred compensation related to stock
  option grants...................................                --            --             --            --
Amortization of deferred stock compensation.......                --            --             --        21,746
Accretion of preferred stock......................                --            --             --        (2,184)
Accrued dividends on preferred stock..............                --            --             --      (110,608)
Issuance of common stock..........................                --            --             --    14,881,786
Net loss..........................................                --    (6,941,293)            --    (6,941,293)
                                                          ----------  ------------    -----------   -----------
Balance, March 31, 1998...........................           (49,500)  (11,311,608)            --     7,915,766
Stock options exercised, net......................            29,167            --             --       379,276
Fair value of warrants issued to
  non-employees...................................                --            --             --       300,600
Repayments of notes receivable....................            10,833            --             --        10,833
Deferred compensation related to stock
  option grants...................................                --            --             --            --
Amortization of deferred stock compensation.......                --            --             --       576,896
Accretion of preferred stock......................                --            --             --       (13,166)
Accrued dividends on preferred stock..............                --            --             --      (592,287)
Issuance of common stock..........................                --            --             --     6,240,469
Other comprehensive loss..........................                --            --         (1,200)       (1,200)
Net loss..........................................                --   (14,471,754)            --   (14,471,754)
                                                          ----------  ------------    -----------   -----------

Balance, March 31, 1999...........................            (9,500)  (25,783,362)        (1,200)      345,433
Stock options and warrants exercised, net.........                --            --             --     1,208,472
Fair value of options issued to
  non-employees...................................                --            --             --       585,306
Repayments of note receivable.....................             9,500            --             --         9,500
Deferred compensation related to stock
  option grants...................................                --            --             --            --
Amortization of deferred stock compensation.......                --            --             --     3,588,487
Deemed dividend in connection with the............
  beneficial conversion feature in Series E
  preferred stock.................................                --    (8,307,444)            --            --
Accretion to redemption...........................                --            --             --       (43,573)
Accrued dividends on preferred stock..............                --            --             --    (1,871,493)
Issuance of common stock pursuant to WebMethods
  initial public offering.........................                --            --             --   165,025,000
Net issuance of common stock pursuant to
  Active's initial public offering................                --            --             --    39,995,645
Issuance of common stock pursuant to the
  concurrent private placement....................                --            --             --    17,500,000
Initial public offering and concurrent
  private placement issuance costs................                --            --             --   (13,158,338)
Conversion of preferred stock to common
  stock...........................................                --            --             --    41,689,129
Alier acquisition.................................                --            --             --    28,874,098
Other comprehensive loss..........................                --            --       (128,221)     (128,221)
Net loss..........................................                --   (31,450,441)            --   (31,450,441)
                                                          ----------  ------------    -----------   -----------
Balance, March 31, 2000..........................         $       --  $(65,541,247)   $  (129,421) $252,169,004
                                                          ==========  ============    ===========   ===========

                                WEBMETHODS, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                YEAR ENDED MARCH 31,
                                                                       -------------------------------------
                                                                       2000            1999             1998
                                                                       ----            ----             ----
Cash flows from operating activities:
  Net loss..............................................     $  (31,450,441)   $(14,471,754)     $(6,941,293)
  Adjustments to reconcile net loss to net cash used
     in operating activities:
     Depreciation and amortization......................          1,429,560         610,376          384,433
     Provision for bad debts and returns................            917,227         222,924           95,316
     Provision for warranty.............................            204,737              --               --
     Loss on buyout of capital leases...................                 --          10,226               --
     Provision for deferred income taxes................             46,647              --               --
     Expense related to fair value of options issued                                                      --
       to non-employees.................................            585,306         300,600               --
     Amortization of deferred stock compensation........          3,588,487         576,896           21,746
     Amortization of goodwill and acquired intangibles..          1,305,441              --               --
     Write off of in-process research and development...          2,737,000              --               --

  Increase (decrease) in cash resulting from changes in
     assets and liabilities:
     Accounts receivables...............................        (13,019,400)     (5,316,284)      (1,019,531)
     Prepaid expenses and other current assets..........         (5,675,405)       (831,226)         (78,696)
     Other non-current assets...........................         (3,433,631)       (532,936)         (56,595)
     Accounts payable...................................          2,482,645         979,231          356,222
     Accrued expenses...................................          6,151,006         928,951         (167,752)
     Accrued salaries and commissions...................          6,243,795       1,043,200          472,629
     Deferred revenue...................................         21,947,287       2,974,538          582,641
     Other current liabilities..........................           (108,130)         15,609           91,636
     Other non-current liabilities......................           (148,270)       (266,048)              --
                                                               ------------     -----------        ---------
  Net cash used in operating activities.................         (6,196,139)    (13,755,697)      (6,259,244)
                                                               ------------     -----------        ---------
Cash flows from investing activities:
  Purchases of property and equipment...................         (5,714,870)     (1,120,688)        (521,142)
  Net purchases of marketable securities available
     for sale ..........................................        (56,494,823)     (1,525,458)              --
  Purchase of other assets .............................         (5,539,129)             --               --
  Acquisition of business, net of cash acquired.........         (2,315,684)             --               --
                                                               ------------     -----------        ---------
     Net cash used in investing activities..............        (70,064,506)     (2,646,146)        (521,142)
                                                               ------------     -----------        ---------
Cash flows from financing activities:
  Proceeds from issuance of common stock................                 --       6,240,470       14,881,786
  Borrowings under notes payable line of credit.........             87,331         282,664               --
  Repayments under notes payable line of credit.........            (94,221)        (35,389)              --
  Payments on capital leases ...........................           (111,897)       (156,184)        (181,349)
  Repayments of notes receivable from shareholders .....              9,500          40,000               --
  Proceeds from issuance of preferred stock.............         28,852,174       6,499,996        3,615,000
  Issuance costs related to preferred stock
     offerings..........................................           (195,839)        (63,545)         (38,324)
  Proceeds from exercise of stock options and warrants..          1,208,472         350,109          216,218
  Net proceeds from Active's initial public offering....         39,995,645              --               --
  Proceeds from WebMethods' initial public offering.....        165,025,000              --               --
  Proceeds from concurrent private placement............         17,500,000              --               --
  Issuance costs related to common stock offering.......        (13,158,338)             --               --
                                                               ------------     -----------        ---------
     Net cash provided by financing activities..........        239,117,827      13,158,121       18,493,331
                                                               ------------     -----------        ---------
Effect of the exchange rate on cash.....................            (14,938)             --               --
Net increase in cash and cash equivalents...............        162,842,244      (3,243,722)      11,712,945
Cash and cash equivalents at beginning of period........          8,873,831      12,117,553          404,608
                                                               ------------     -----------        ---------
Cash and cash equivalents at end of period..............       $171,716,075     $ 8,873,831      $12,117,553
                                                               ============     ===========      ===========

The accompanying notes are an integral part of these consolidated financial statements

WEBMETHODS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   ORGANIZATION

     webMethods, Inc. (the Company) is a leading provider of infrastructure software and services for achieving business-to-business integration. The Company's products enable companies to work more closely with their customers, suppliers and other business partners to complete transactions electronically through the real-time exchange of information over the Internet. The Company was incorporated in Delaware on June 12, 1996 and changed its name from TransactNet, Inc. to webMethods, Inc. on January 21, 1997. During the fiscal year ended March 31, 2000, the company established wholly owned subsidiaries: webMethods Germany GmbH, webMethods B.V., and webMethods UK Limited. These subsidiaries provide technical support, marketing and distribution support in their geographic regions.

     The Company's operations are subject to certain risks and uncertainties, including, among others, rapid technological changes, success of the Company's product marketing and product distribution strategies, the need to manage growth, the need to retain key personnel and protect intellectual property, and the availability of additional capital financing on terms acceptable to the Company.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of webMethods, Inc. and all wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated.

     Financial Statement Presentation

     On August 15, 2000, webMethods completed a merger (the "Active Merger") with Active Software, Inc. ("Active"), a publicly traded company that develops and markets software products for businesses that allow users to integrate incompatible software applications across their extended enterprises of customers, suppliers and partners. Active stockholders received .527 shares of common stock of webMethods for each share of Active common stock, or an aggregate of 13.9 million shares. The merger is being accounted for as a pooling of interests, and accordingly the financial statements have been retroactively restated as if the Active Merger had occurred as of the beginning of the earliest period presented. All shares of preferred stock issued by Active are presented as the equivalent of webMethods common stock at the time of issuance. However, Active's preferred stock for the earnings per share calculation have been treated as preferred stock until they are converted upon the Active initial public offering. Prior to the acquisition, Active had a calendar fiscal year end. In connection with the retroactive restatement the financial statements of Active were recast to a March 31 year end to conform to webMethods presentation.

     Use of estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the period. Actual results could differ from these estimates.

     Fair value information

     The carrying amount of current assets and current liabilities approximates fair value because of the short maturity of these instruments. The carrying amount of the Company's line of credit approximates market based on the floating interest rates.

     Cash and cash equivalents

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

     Marketable securities

     The Company's marketable securities consist of corporate bonds, commercial paper and U.S. government and agency securities with maturities of less than two years. Securities are classified as available for sale since management intends to hold the securities for an indefinite period and may sell the securities prior to their maturity. The marketable securities are carried at aggregate fair value based generally on quoted market prices. Gains and losses are determined based on the specific identification method. Available for sale securities that are reasonably expected by management to be sold within one year from the balance sheet date are classified as current assets.

     Property and equipment

     Property and equipment are stated at cost. Depreciation is computed on the straight-line method over the estimated useful lives of the related assets, ranging from three to five years. Leasehold improvements are amoritized over the shorter of the lease term or their useful life. Leased property or equipment meeting certain criteria is capitalized and the present value of the related lease payments is recorded as a liability. Amortization of capitalized leased assets is computed on the straight-line method over the term of the lease. Repairs and maintenance are expensed as incurred. At the time of retirement or other disposal of property and equipment, the cost and related accumulated depreciation are removed from their respective accounts and any resulting gain or loss is included in operations.

     Software development costs

     Software development costs are expensed as incurred until technological feasibility has been established, at which time such costs are capitalized until the product is available for general release to customers. The Company defines the establishment of technological feasibility as the completion of all planning, designing, coding and testing activities that are necessary to establish products that meet design specifications including functions, features and technical performance requirements. Under the Company's definition, establishing technological feasibility is considered complete only after the majority of customer testing and customer feedback has been incorporated into product functionality. To date, the period between technological feasibility and general availability has been short, and thus all software development costs qualifying for capitalization are insignificant.

     Impairment of long-lived assets

     The Company periodically evaluates the recoverability of its long-lived assets. This evaluation consists of a comparison of the carrying value of the assets with the assets' expected future cash flows, undiscounted and without interest costs. Estimates of expected future cash flows represent management's best estimate based on reasonable and supportable assumptions and projections. If the expected future cash flows, undiscounted and without interest charges, exceed the carrying value of the asset, no impairment is recognized. Impairment losses are measured as the difference between the carrying value of long-lived assets and their fair value, based on discounted future cash flows of the related asset.

     Notes receivable from stockholders

     The notes receivable from stockholders were issued in exchange for common stock, bearing interest at 5.73% per annum, and paid on January 15, 2000.

     Income taxes

     Deferred tax assets and liabilities are recognized for the estimated future tax consequences of temporary differences and income tax credits. Temporary differences are primarily the result of the differences between the tax bases of assets and liabilities and their financial reporting amounts. Deferred tax assets and liabilities are measured by applying enacted statutory tax rates applicable to the future years in which deferred tax assets or liabilities are expected to be settled or realized. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The Company has provided a full valuation allowance against its net deferred tax asset as of March 31, 2000 and 1999.

     Foreign Currency Translations

     The functional currency for the Company's foreign subsidiaries is the local currency. Assets and liabilities of the Company's foreign operations are translated into U.S. dollars at the exchange rates in effect at the balance sheet date; revenues and expenses are translated using the average exchange rates in effect during the period. The cumulative translation adjustments are included in accumulated other comprehensive income or loss, which is a separate component of stockholders' equity. Foreign currency transaction gains or losses are included in the results of operations.

     Revenue recognition

     Revenue from the sale of software licenses is recognized upon shipment of product, provided that the fee is fixed and determinable, persuasive evidence of an arrangement exists and collection of the resulting receivable is considered probable. The Company does not offer exchanges of its products and historically has not experienced significant returns. The Company recognizes software license revenue over the term of the license if the license requires delivery of unspecified products during its term. Revenue related to customer support agreements is deferred and recognized ratably over the term of the respective agreements. When the Company provides a software license and the related customer support arrangement for one bundled price, the fair value of the customer support, based on the price charged for that element separately, is deferred and recognized ratably over the term of the respective agreement. If the license agreement contains extended payment terms, revenue is recognized as the payments become due, assuming that all other revenue recognition criteria is met. Professional services revenue, which includes training and consulting, is recognized at the time the service is performed.

     Stock-based compensation

     The Company measures compensation expense for its employee stock-based compensation using the intrinsic value method and provides pro forma disclosures of net loss as if the fair value method had been applied in measuring compensation expense. Under the intrinsic value method of accounting for stock based compensation, when the exercise price of options granted to employees is less than the fair value of the underlying stock on the grant date, compensation expense is recognized over the applicable vesting period.

     Net loss per share

     Basic loss per share is computed based on the weighted average number of outstanding shares of common stock. Diluted loss per share adjusts the weighted average for the potential dilution that could occur if stock options or warrants or convertible securities were exercised or converted into common stock. Diluted loss per share is the same as basic loss per share for all periods presented because the effects of such items were anti-dilutive given the Company's losses.

     Segment reporting

     The Company operates as a single segment and will evaluate additional segment disclosure requirements as it expands its operations. See Note 16 for required geographic segment information.

     Recent accounting pronouncements

     In June 1999, the Financial Accounting Standards Board ("FASB") issued SFAS No. 137, which delays the effective date of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which will be effective for the Company's fiscal year 2001. This statement establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement also requires that changes in the derivative's fair value be recognized in earnings unless specific hedge accounting criteria are met. The Company has not entered into derivative contracts and does not have near term plans to enter into contracts, accordingly the adoption of SFAS No. 133 and SFAS No. 137 is not expected to have a material effect on the financial statements.

     In December 1999, the Securities and Exchange Commission (SEC) released Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements," which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. The SEC released SAB 101A, which delayed the implementation date of SAB 101 for registrants with fiscal years that begin between December 16, 1999 and March 15, 2000. Subsequently, the SEC released SAB 101B which further delays the implementation date of SAB 101 until no later than the fourth fiscal quarter of years beginning after December 15, 1999. The Company does not expect a material effect on the Company's financial position, results of operations or cash flows as a result of SAB 101.

     In March 2000, FASB issued Interpretation (FIN) No. 44, "Accounting for Certain Transactions Involving Stock Compensation -- An Interpretation of APB Opinion No. 25." FIN 44 clarifies the application of APB Opinion No. 25 and, among other issues, clarifies the following: the definition of an employee for purposes of applying APB Opinion No. 25; the criteria for determining whether a plan qualifies as a non-compensatory plan; the accounting consequence of various modifications to the terms of previously fixed stock options or awards; and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 was effective July 1, 2000, but certain conclusions in FIN 44 cover specific events that occurred after either December 15, 1998 or January 12, 2000. The adoption did not have a material impact on the Company's financial position or results of operations.

3.   RELATED-PARTY TRANSACTIONS

     An individual who is a director, corporate secretary and stockholder of the Company is associated with a law firm that has rendered various legal services for the Company. For the years ended March 31, 2000, 1999 and 1998, the Company has paid the firm approximately $909,000, $178,000, and $64,000, respectively. As of March 31, 2000 and 1999, the aggregate amount due for these services was approximately $249,000 and $137,000, respectively.

     For the year ended March 31, 2000, the Company has entered into certain contractual arrangements with several third parties that invested in the Company through the purchase of Series D and Series E mandatorily redeemable, cumulative, convertible preferred stock (see Note 13). Revenue generated from these related parties was $6,100,000 for the year ended March 31, 2000. Accounts receivable from these related parties as of March 31, 2000 was $241,000. Additionally, the Company paid $432,000 for services and equipment from related parties for the year ended March 31, 2000. Accounts payable to these related parties was $113,000 as of March 31, 2000.

4.   CONCENTRATIONS OF CREDIT RISK

     Financial instruments, which potentially expose the Company to concentration of credit risk, consist primarily of cash and cash equivalents, marketable securities and accounts receivable. The Company maintains its cash and cash equivalents in bank accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses on such accounts. Accounts receivable consists principally of amounts due from large, credit-worthy companies. The Company monitors the balances of individual accounts to assess any collectibility issues. The Company has not experienced significant losses related to receivables in the past.

     For the year ended March 31, 1999, two organizations individually accounted for approximately 15% and 13% of accounts receivable. For the year ended March 31, 1998, three organizations individually accounted for approximately 27%, 12% and 10% of total revenue, and three organizations individually accounted for approximately 39%, 18% and 16% of accounts receivable.

5.   MARKETABLE SECURITIES

     The cost and estimated fair value of marketable securities, which consist of corporate bonds, commercial paper and US government and agency securities, by contractual maturity are as follows:

                                              MARCH 31, 2000                  MARCH 31, 1999
                                      -----------------------------   ----------------------------
                                          COST         FAIR VALUE         COST         FAIR VALUE
                                      -------------   -------------   ------------    ------------
Due in one year or less..........     $  25,304,611   $  25,255,901   $    255,129    $    254,850
Due after one year through two
  years..........................        37,254,800      37,137,889      1,271,129       1,269,408
                                      -------------   -------------   ------------    ------------
                                      $  62,559,411   $  62,393,790   $  1,526,258    $  1,524,258
                                      =============   =============   ============    ============

     The gross unrealized holding losses were $165,621 and $2,000 for the years ended March 31, 2000 and 1999, respectively. There were no gross unrealized holding gains for the years ended March 31, 2000 and 1999. The unrealized holding losses have been included, net of the related tax effect, in accumulated other comprehensive loss, which is a separate component of stockholders' equity.

6.   PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following:

                                                          MARCH 31,
                                                ----------------------------
                                                     2000           1999
                                                ------------     -----------
Equipment...................................    $  4,892,556     $ 1,827,688
Software....................................       1,488,142         271,520
Furniture...................................       1,401,663         273,805
Leasehold improvements......................       1,098,472         103,429
                                                ------------     -----------
                                                   8,880,833       2,476,442
Accumulated depreciation and amortization...      (2,571,140)     (1,159,476)
                                                ------------     -----------
                                                $  6,309,693     $ 1,316,966
                                                ============     ===========

     During the year ended March 31, 2000, the Company acquired certain equipment and software under capital leases. Included in equipment as of March 31, 2000 is $428,225 in assets under capital leases, and included in software as of March 31, 2000 is $257,843 in assets under capital leases. As of March 31, 2000, there was $90,440 of accumulated amortization under these capital leases.

7.   INCOME TAXES

     The Company has recorded no provision for income taxes for the year ended March 31, 2000, as the Company has incurred operating losses since its inception. Net operating loss carryforwards (NOLs) as of March 31, 2000 and 1999 are approximately $38,200,000 and $19,700,000 respectively, both of which begin to expire in 2010. The realization of the benefits of the NOLs is dependent on sufficient taxable income in future years. Lack of future earnings, a change in the ownership of the Company, or the application of the alternative minimum rules could adversely affect the Company's ability to utilize the NOLs. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

     The tax effect of each temporary difference is as follows:

                                                 MARCH 31,
                                      -----------------------------
                                           2000            1999
                                      -------------   -------------
Net operating loss carryforwards..    $  14,690,000   $   7,610,000
Accrued expenses..................        4,560,000         320,000
Deferred revenue..................          800,000         530,000
Accounts receivable...............          430,000         820,000
Property and equipment............           50,000          80,000
General business credits..........          780,000         530,000
Stock option compensation.........          210,000         140,000
Acquired intangibles..............       (1,030,000)             --
Other.............................         (140,000)       (140,000)
Valuation allowance...............      (20,350,000)     (9,890,000)
                                      -------------   -------------
  Net Deferred Tax Assets.........    $         --    $         --
                                      =============   =============

     Though management believes that future taxable income of the Company may be sufficient to utilize a substantial amount of the benefits of the Company's net operating loss carryforwards and to realize its deferred tax assets, a valuation allowance has been recorded to completely offset the carrying value of the deferred tax assets as the realizability of the deferred tax assets is not currently predictable. The change in the valuation allowance was an increase of $10,460,000, which can be attributed primarily to accrued deferred tax liabilities and additional operating losses.

     The provision for income taxes differs from the amount of taxes determined by applying the U.S. Federal statutory rate to income before income taxes as a result of the following:

                                                                      MARCH 31,
                                                             ---------------------------
                                                              2000      1999      1998
                                                             -------   -------   -------
U.S. Federal statutory rate.............................      34.0%     34.0%     34.0%
State and local taxes, net of Federal income tax benefit       3.8       4.5       4.5
Change in valuation allowance...........................     (32.7)    (39.3)    (40.2)
Amortization of nondeductible goodwill..................      (2.1)      0.0       0.0
In-process research and development write-off...........      (3.0)      0.0       0.0
Stock option compensation...............................      (0.1)     (0.1)      0.0
Change in general business credit.......................       0.8       1.9       2.8
Other...................................................      (0.7)     (1.0)     (1.1)
                                                             -------   -------   -------
Effective Tax Rate......................................        --%       --%       --%
                                                            ========  ========  ========

8.   NOTES PAYABLE AND LINES OF CREDIT

Notes payable and lines of credit consist of the following:

                                                                                                                MARCH 31,
                                                                                                    --------------------------------
                                                                                                        2000               1999
                                                                                                    --------------     -------------

         Bank line of credit, at prime plus 1.5% (10.5% at March 31, 2000)                            $   153,054        $  247,275
         Bank line of credit at 10%                                                                       418,775                --
         Note payable at 17%, due in monthly installments of $11,153, through July 2000                    90,388           191,183
         Note payable at prime plus 2.5% (11.25% at March 31, 2000), due in monthly installments
         of $8,333, through September 2003                                                                367,212                --
                                                                                                    --------------     -------------
         Total debt                                                                                     1,029,429           438,458
         Less current portion of notes payable and line of credit                                        (762,217)         (354,520)
                                                                                                    --------------     -------------
         Notes payable, net of current portion                                                        $   267,212        $   83,938
                                                                                                    ==============     =============

     The Company has a loan agreement with a bank providing borrowings up to $500,000 for working capital purposes and equipment advances. The Company was able to borrow under this agreement through March 31, 1999, and the unpaid principal balance as of that date is payable in 36 equal monthly installments that commenced shortly thereafter. As of March 31, 2000 the balance under this line was $153,054. Interest is payable at the bank's prime rate plus 1.5% per annum. The line of credit is collateralized by substantially all of the Company's assets. The related agreement contains restrictive covenants, which require the Company to maintain, among other things, a ratio of quick assets to current liabilities, net of deferred revenue, of at least 2 to 1. The Company was in compliance with all covenants as of March 31, 2000 and 1999. Of the total line of credit amount, $200,000 has been designated for the issuance of letters of credit relating to an office lease agreement. On March 31, 1999, $100,000 in letters of credit was outstanding. The Company expects to repay all outstanding balances under this loan agreement within one year from the balance sheet date.

     In connection with this line of credit, the Company issued the bank options to purchase 46,788 shares of the Company's common stock at approximately $0.27 per share. The fair value of these options was determined using the Black Scholes valuation model and was insignificant to the overall financial statements.

     In December 1999, the Company entered into a new revolving promissory note with the same bank to borrow up to a maximum principal amount of $3,000,000 with a maturity date of December 2, 2000. Borrowings under this note are limited to a borrowing base equal to 75% of eligible accounts receivable. Interest is payable on the unpaid principal balance at a rate of the bank's prime rate plus 1% per annum. This note is collateralized by substantially all of the Company's assets. The related agreement includes restrictive covenants which require the Company to maintain, among other things, a ratio of quick assets to current liabilities, less deferred revenue of at least 1.5 to 1.0 and a quarterly revenue covenant such that total revenue for each fiscal quarter must be equal to or greater than total revenue for the immediately preceding fiscal quarter. As of March 31, 2000, the Company had not borrowed against this revolving promissory note. In connection with the revolving promissory note, the Company obtained a letter of credit totaling $750,000 related to a new office lease. The letter of credit expires in June 2001.

     As a result of the acquisition of Active Software and Alier, Inc., the Company assumed a line of credit agreement expiring in July 2000. Borrowings under this agreement bear interest at 10%. At March 31, 2000, the Company had a total of $418,775 outstanding under this line of credit. The Company also assumed two notes payable: The first, a $401,00 note payable, bearing interest at 17%, payable in monthly installments through July 2000, and collaterized by all of the Company's equipment. As of March 31, 2000, a principal balance of $90,388 was outstanding. The second, a $400,000 note payable, bearing interest at the bank's prime rate, plus 2.50% per annum, and payable in 48 monthly installments through September 2003. At March 31, 2000, $367,212 was outstanding under the loan. Future minimum payments under the loan are $100,000 in fiscal year 2001, $100,000 in fiscal year 2002, $100,000 in fiscal year 2003, and $67,212 in fiscal year 2004.

9.   LEASE COMMITMENTS

     In August 1999, the Company entered into an equipment line of credit with a leasing company for the purchase of equipment and software. Under this arrangement, the Company can enter into leases for equipment and software for a period of one year from the date of the arrangement. The interest rate under these leases is fixed at the date of each individual lease, based on the 36-month treasury yield plus 547 basis points. Principal and interest is payable under each lease in 36 monthly installments. At expiration of the lease term, the lessee will have the option to purchase the equipment at fair market value not to exceed 10% of the original cost. This arrangement includes a restrictive covenant that requires the Company to maintain a minimum of $2,500,000 of cash and marketable securities. The Company was in compliance with this covenant as of March 31, 2000.

     The Company leases office space in various locations under operating leases expiring through fiscal 2004. Total rent expense was approximately $1,878,000, $636,000, and $246,000 for the years ended March 31, 2000, 1999 and 1998, respectively. In May 1999, the Company entered into a lease for office space in Virginia expiring in May 31, 2001. In December 1999, the Company entered into a new five-year lease agreement for office space for the Company's new headquarters in Virginia. The Company occupied the new facility in March 2000 and also turned its previous premises over to a sublessee through the end of the lease term. Future minimum lease payments under the Company's capital and operating leases, net of expected sublease income, are as follows:

                                                    OPERATING       CAPITAL
                                                  -------------- -----------
Years ending March 31,
  2001........................................    $  3,477,019   $   212,520
  2002........................................       2,309,487       265,173
  2003........................................       2,150,172       185,239
  2004........................................       1,955,828            --
  2005........................................       1,567,140            --
                                                  -------------- -----------
                                                  $ 11,459,646       662,932
                                                  ==============
less amounts representing interest............                       (88,761)
                                                                 -----------
                                                                     574,171
less current portion..........................                      (148,026)
                                                                 -----------
capital lease obligation, net of current
  portion.....................................                   $   426,145
                                                                 ===========

     During the year ended March 31, 1999, the Company issued a warrant to purchase 6,132 shares of the Company's common stock at an exercise price of $1.08 per share to the landlord of one of their leased facilities. The fair value of this warrant on the grant date was determined using the Black-Scholes valuation model and was insignificant to the overall financial statements.

10.  STOCKHOLDERS' EQUITY

     The Company completed its initial public offering of 4,715,000 of its $.01 par value common stock, priced at $35.00 per share on February 10, 2000 (the
IPO) including 615,000 shares sold in connection with the exercise of the underwriters' over-allotment. Concurrent with the IPO, the Company sold an additional 518,058 shares of its common stock in a private placement transaction at a price per share equal to $33.78 (the IPO price less one-half of the underwriting discounts and commissions). In preparation for the IPO, on October 22, 1999, the board of directors and stockholders approved an increase in the number of authorized shares of common stock from 20,000,000 shares to 200,000,000 shares. On February 10, 2000 in connection with the IPO, the Company consummated a 1.533 for one stock split. All references to the number of shares authorized, issued and outstanding and per-share information for all periods presented have been adjusted to reflect the effects of the stock split and share authorization.

     On October 10, 1997, the Company's Board of Directors approved a stock split in the form of a stock dividend at a rate of an additional 7.9 shares of common stock for each share of common stock outstanding as of October 10, 1997. On March 5, 1998, the Board approved a stock split in the form of a stock dividend at a rate of an additional 19 shares of common stock for each share of common stock outstanding as of March 5, 1998.

11.  ACTIVE MERGER

     As discussed in Note 2, on August 15, 2000, the Company completed a merger with Active. The Company incurred transaction costs of approximately $34.0 million directly related to the merger. The Active Merger was accounted for as a pooling of interests and accordingly, all prior period amounts have been restated. There were no intercompany transactions between Active and the Company that would require elimination in any of the periods presented. A reconciliation between revenue and net loss as previously reported and as restated is as follows:

                                                        2000                 1999                1998
                                                        ----                 ----                ----

REVENUE:
   As previously reported.....................       $   23,001,984       $    4,461,651       $     165,894
   Active.....................................           37,142,750            9,807,886           4,119,350
                                                   -----------------    -----------------    ----------------

   As restated................................       $   60,144,734       $   14,269,537       $   4,285,244
                                                   =================    =================    ================

NET LOSS
   As previously reported.....................       $  (18,157,490)      $   (3,296,276)      $  (1,362,674)
   Active.....................................          (13,292,951)         (11,175,478)         (5,578,619)
                                                   -----------------    -----------------    ----------------

As restated...................................       $  (31,450,441)      $  (14,471,754)      $  (6,941,293)
                                                   =================    =================    ================

     Significant transactions of Active during the restatement period after giving effect to the .527 conversion ratio were as follows:

     Issuance of Common Stock

     In February 1996, Active sold 3,173,858 shares of common stock at a price per share of $1.27; in April 1997 and March 1998 Active sold 2,063,205 at a price per share of $3.40 and 1,016,380 at a price per share of $7.74, respectively; and in June 1998, July 1998 and October 1998 Active sold 326,791, 96,876 and 387,500 shares of common stock, respectively at a price per share of $7.74.

     Stock Compensation

     During the years ended March 30, 1999 and 1998, in connection with the grant of certain stock options, Active recorded deferred stock compensation of $4,437,000 and $599,000, respectively, representing the difference between the exercise price of the options and the estimated fair value of Active's common stock on the date of grant. Such amount is being amortized over the vesting period of the related options, generally fifty months. For the years ended March 30, 2000, 1999 and 1998, amortization of deferred stock compensation was $1,209,000, $577,000 and $22,000, respectively. At March 30, 2000, $3,228,000 of unamortized deferred stock compensation remains.

     Common Stock Warrants

     In September 1996, in conjunction with a note payable, Active issued a warrant to purchase 22,134 shares of common stock at $1.27 per share. The net warrant was exercised in September 1999, which resulted in a total of 21,519 shares of common stock issued to the warrant holder.

     In June 1998 and July 1998, Active issued warrants to system integrators in connection with services rendered to purchase 72,153 shares of common stock at $1.46 per share. An expense of $300,600 was recorded in 1999 related to the issuance of such warrants, which was based on the warrants' estimated fair market value at the date of issuance. All 72,153 warrants were exercised in July 1999.

     In October 1998, Active issued a warrant to a strategic partner to purchase 19,375 shares of common stock at $7.74 per share, which expire in October 2005. In August 1999, the warrant to purchase 19,375 shares of common stock issued to the strategic partner became exercisable based on achievement of certain software performance improvements. Accordingly, Active recorded a research and development expense of approximately $350,000 in 1999, representing the fair value of the warrant at the time the contingency was resolved.

     Initial Public Offering

     In August 1999, Active completed its initial public offering ("IPO") of 2,125,175 shares of common stock at an initial public offering price of $11 per share. The net proceeds from the offering, after deducting underwriting discounts and commissions and offering expenses incurred by Active, were approximately $40 million.

     Acquisition

     In February 2000, Active acquired Alier, Inc. (Alier) a provider of enterprise application integration solutions to financial institutions. In connection with this transaction, all outstanding shares of capital stock of Alier were exchanged for 205,991 shares of our common stock valued at $31.3 million and cash of $2.0 million. In addition, the outstanding options to purchase Alier capital stock were converted into options to purchase 83,412 shares of our common stock valued at $12.4 million. The company assumed $1 million in net liabilities of Alier and incurred approximately $316,000 in transaction costs. The acquisition was accounted for as a purchase and, accordingly, the results of operations of Alier have been included in the Company's financial statements from the date of acquisition. In connection with the acquisition, the purchase price was allocated, based on an independent valuation, to goodwill and acquired intangibles of $29.6 million, deferred stock compensation of $14.7 million, and acquired in-process research and development of $2.7 million. The $2.7 million allocated to in-process research and development was expensed upon consummation of the acquisition as it had not reached technological feasibility and, in the opinion of management, has no alternative future use. For the first quarter of fiscal 2000, the Company recorded $2.0 million for amortization of goodwill and acquired intangibles, which are amortized over their useful lives of one to three years. Proforma information is not considered necessary as differences between actual and proforma information are not material.

12.  STOCK BASED COMPENSATION

     Stock Incentive Plan

     On November 1, 1996, the Company adopted the 1996 Stock Incentive Plan (the
Plan). The Plan is administered by a Committee appointed by the Board of Directors, which has the authority to determine which officers, directors and key employees are awarded options pursuant to the Plan and to determine the terms and option exercise prices of the stock options. At March 31, 2000, the Company had reserved 10,731,000 shares of the Company's common stock for issuance upon the exercise of options granted under the Plan. At March 31, 2000, options to purchase 9,231,979 shares were outstanding.

     Qualified incentive stock options granted pursuant to the Plan have an exercise price equal to the fair value of the underlying common stock at the date of grant, vest at either the rate of 33.3% or 25% per year, beginning one year after the date of award, and have a term of ten years. Prior to the Company's initial public offering, the Board of Directors determined the fair value of the underlying common stock on the date of grant based on contemporaneous sales of the Company's preferred stock for cash to third party investors.

     The following table summarizes the Company's activity for all of its stock option awards:

                                                      RANGE OF            WEIGHTED
                                   STOCK OPTIONS   EXERCISE PRICE         AVERAGE
                                    -----------   ------------------   EXERCISE PRICE
                                                                       --------------
Outstanding March 31, 1997....        1,655,557     $0.05 -- $  0.27        $0.17
  Granted and assumed.........        2,845,357      0.34 --    11.6         0.41
  Exercised...................         (816,889)     0.13 --    0.34         0.23
  Forfeited...................         (169,699)     0.13 --   10.30         0.30
                                    -----------   ------------------        -----
Outstanding March 31, 1998....        3,514,326      0.05 --    0.27         0.29
  Granted and assumed.........        5,106,397      0.11 --   33.15         0.89
  Exercised...................         (693,215)     0.11 --   10.30         0.43
  Cancelled...................       (2,145,701)     0.05 --   10.30         0.32
  Forfeited...................         (176,201)     0.11 --    0.27         0.13
                                    -----------   ------------------        -----
Outstanding March 31, 1999....        5,605,606      0.11 --    0.33         0.70
  Granted and assumed.........        6,308,576      2.17 --  254.27        20.91
  Exercised...................       (2,261,923)     0.11 --   20.87         0.47
  Forfeited...................         (420,280)     0.11 --  174.34         8.39
                                    -----------   ------------------        -----
Outstanding March 31, 2000....        9,231,979     $0.11 -- $254.27       $14.25
                                    ===========   ==================        =====

     Certain options granted during the year ended March 31, 2000 resulted in deferred stock compensation as the estimated fair value (derived by reference to contemporaneous sales of convertible preferred stock) was greater than the exercise price on the date of grant. The total deferred stock compensation associated with these options was approximately $11,100,000. This amount is being amortized over the respective vesting periods of these options, ranging from three to four years. Approximately $1,767,000 was amortized during the year ended March 31, 2000 related to these options. See Note 11 - Active Merger for disclosure of additional stock compensation.

     Included in the above table are options to purchase 46,788 shares of the Company's common stock granted to the Company's bank during the year ended March 31, 1998 (see Note 8) and options to purchase an aggregate of 45,990 shares of the Company's common stock granted to three non-employees during the year ended March 31, 2000. The options granted to non-employees were granted in exchange for services provided. Options to purchase 15,330 of these shares have an exercise price of $2.17 per share and the options to purchase the remaining 30,660 shares have an exercise price of $2.88 per share. All of these options granted to non-employees were fully exercisable and non-forfeitable on September 30, 1999. These options were recorded at their aggregate fair value on September 30, 1999 of $235,461 and amortized over the terms of the respective consulting agreements. As of March 31, 2000, they have been fully amortized. The Company valued these options using the Black-Scholes valuation model with the following assumptions: Risk-free interest rate of 5.50%; expected life of 6 years; no anticipated dividends; expected volatility of 85%; and a fair market value of the underlying common stock on the date of grant equal to the exercise price.

     Options to purchase 783,383, 1,073,857, and 302,346 shares of the Company's common stock were exercisable at March 31, 2000 and 1999, and 1998, respectively, at a weighted average exercise price of $1.97, $0.47, and $0.64, per share, respectively.

     Had compensation expense for the Plan been determined based on the fair value of the related options at the grant dates, consistent with SFAS No. 123, the Company's net loss and net loss per share would have increased by the pro forma amounts indicated below:

                                                                YEAR ENDED MARCH 31,
                                                  -------------------------------------------------

                                                        2000              1999            1998
                                                  ---------------   --------------- ---------------
Net loss attributable to common shareholders,
  as reported.................................    $  (41,672,951)    $ (15,077,207)  $  (7,054,085)
Net loss attributable to common shareholders,
  pro forma...................................    $  (46,188,080)    $ (14,594,199)  $  (7,067,248)
Basic and diluted net loss per common share,
  as reported.................................    $        (2.23)    $       (1.75)  $       (0.83)

Basic and diluted net loss per common share,
  pro forma...................................    $        (2.47)    $       (1.69)  $       (0.83)


     The fair value of each option grant is estimated on the date of grant using the Black-Scholes valuation model with the following weighted average assumptions: Risk-free interest rates of 6.10%, 4.69%, and 5.50% for the years ended March 31, 2000, 1999 and 1998, respectively; expected volatility of 90%, 0% and 0% for the years ended March 31, 2000, 1999 and 1998, respectively; expected life of 4 years; and no anticipated dividends.

     The weighted average fair value per share for stock option grants that were awarded during the years ended March 31, 2000, 1999 and 1998 was $10.49, $0.15, and $0.08, respectively.

      In connection with the Active merger, options held by employees of Active were converted into options to purchase shares of the Company's common stock based on .527 conversion ratio. All option disclosures reflect the impact of transition options after retroactive restatement for the impact of the Active Merger. As of March 31, 2000, 1999, and 1998, respectively, there were 2,219,438, 1,568,337, and 879,252 options outstanding related to Active's stock option plans.

     Employee Stock Purchase Plan

     In January 2000, the Board of Directors approved the Company's 2000 Employee Stock Purchase Plan (the ESPP). The ESPP became effective upon the completion of the initial public offering on February 10, 2000. A total of 1,500,000 shares of common stock are initially available for issuance under the ESPP. The number of shares of common stock available for issuance under the ESPP will be increased on the first day of each calendar year during the remaining nine year term of the ESPP by 750,000 shares of common stock.

     The ESPP, which is intended to qualify under Section 423 of the IRS Code, will be implemented by a series of overlapping offering periods of 24 months' duration, with new offering periods, other than the first offering period, commencing on or about January 1 and July 1 of each year. Each offering period will consist of four consecutive purchase periods of approximately six months' duration, and at the end of each offering period, an automatic purchase will be made for participants. The initial offering period commenced on February 10, 2000 and ends on December 31, 2001; the initial purchase period began on February 10, 2000 and ends on June 30, 2000. Participants generally may not purchase more than 1,000 shares on any purchase date or stock having a value measured at the beginning of the offering period greater than $25,000 in any calendar year.

     The purchase price per share will be 85% of the lower of (1) the fair market value of the Company's common stock on the purchase date and (2) the fair market value of a share of the Company's common stock on the last trading day before the offering date, or, in the case of the first offering period under the plan, the price at which one share of the Company's common stock is offered to the public in the Company's initial public offering.

     In June 1999, Active approved the 1999 Employee Stock Purchase Plan (the "Purchase Plan"). In connection with the merger of Active, the Company assumed the Purchase Plan for all currently eligible employees of Active. Under the Purchase Plan, 647,087 shares of the Company's common stock has been reserved for issuance. Eligible employees of the Purchase Plan may purchase a limited number of shares of the Company's common stock. Each participant is granted the option to purchase the Company's common stock on the first day of each 24 month offering period (which begins on May 1 and November 1 of each year) and such option is automatically exercised on the last day of each six month purchase period during the offering period. The purchase price for the Company's common stock under the Purchase Plan is 85% of the lesser of (1) the common stock on the first day of the applicable offering period and (2) the last day of the applicable purchase period. In fiscal 2000 no shares of the Company's common stock has been issued under the purchase plan. The Purchase Plan terminates on October 30, 2001.

13.  MANDATORILY REDEEMABLE, CONVERTIBLE PREFERRED STOCK

     On October 23, 1997, the Company entered into a Share Exchange Agreement whereby certain stockholders of the Company exchanged an aggregate of 1,446,355 shares of common stock for 47,174 shares of mandatorily redeemable, convertible Series A Preferred Stock. Each share of Series A Preferred Stock had cumulative dividends at a rate equal to 8% per annum payable on a liquidation value of $8.19 per share, as adjusted for stock splits, stock dividends, stock combinations and recapitalizations.

     Also on October 23, 1997, the Board of Directors authorized the issuance of up to 180,750 shares of mandatorily redeemable, convertible Series B Preferred Stock at a purchase price of $20.00 per share. The Company issued 180,750 shares of Series B Preferred Stock for gross proceeds to the Company of $3,615,000 and incurred $38,324 in direct issuance costs. Each share of Series B Preferred Stock had cumulative dividends at a rate equal to 8% per annum payable on a liquidation value of $20 per share, as adjusted for stock splits, stock dividends, stock combinations and recapitalizations.

     On September 16, 1998, the Board of Directors authorized the issuance of up to 195,783 shares of mandatorily redeemable, convertible Series C Preferred Stock at a purchase price of $33.20. The Company issued 195,783 shares of Series C Preferred Stock for gross proceeds of $6,499,996 and incurred $63,545 in direct issuance costs. Each share of Series C Preferred Stock had cumulative dividends at a rate equal to 8% per annum payable on a liquidation value of $33.20 per share, as adjusted for stock splits, stock dividends, stock combinations and recapitalizations.

     On March 17, 1999, the Board of Directors authorized the issuance of up to 158,000 shares of mandatorily redeemable, convertible Series D Preferred Stock and on May 12, 1999, the Company issued 134,075 shares of Series D Preferred Stock for gross proceeds of $11,852,230 and incurred $119,370 in direct issuance costs. Each share of Series D Preferred Stock had cumulative dividends at a rate equal to 8% per annum payable on a liquidation value of $88.40 per share, as adjusted for stock splits, stock dividends, stock combinations and recapitalizations. One of the investors in the round of mandatorily redeemable, convertible Series D Preferred Stock had the right to purchase the number of common shares equal to $2.5 million at the initial public offering price per share less one-half of the underwriting discount and commission, concurrent with an underwritten initial public offering. Such right was exercised in connection with the concurrent private placement.

     On November 4, 1999, the Company authorized the issuance of up to 68,770 shares of mandatorily redeemable, convertible Series E Preferred Stock for gross proceeds of $16,999,944 and incurred $76,469 in direct issuance costs. Each share of Series E Preferred Stock had cumulative dividends at a rate equal to 8% per annum payable on a liquidation value of $247.20 per share, as adjusted for stock splits, stock dividends, stock combinations and recapitalizations.

     Based on the short period of time elapsed between the issuance of the Series E Preferred Stock on November 4, 1999 and the initial filing of the Company's Registration Statement on Form S-1 on November 19, 1999, the Company had recorded a deemed dividend of $8.3 million. The deemed dividend has been included in the accretion and accrued dividends related to mandatorily redeemable preferred stock for purposes of determining basic and diluted net loss per common share.

     Each outstanding share of Series A, Series B, Series C, Series D and Series E Preferred Stock was automatically converted into 30.66 shares of the Company's common stock immediately upon the closing of the initial public offering. In addition, at the time of the initial public offering common stock was issued for accrued and unpaid dividends based on the $35.00 fair market value of the stock at the time of the offering.

     The mandatorily redeemable convertible Series A, Series B, Series C, Series C, Series D and Series E Preferred stock activity is summarized as follows:

                                                                 SERIES A                            SERIES B
                                                                 --------                            --------
                                                         SHARES           AMOUNT             SHARES              AMOUNT
                                                         -------        -----------         --------          -------------
Balance, June 12, 1996...........................             --        $        --               --          $          --
                                                         -------        -----------         --------          -------------
Balance, March 31, 1997..........................             --                 --               --                     --
Exchange of common stock for Series A
  Preferred stock................................         47,174            386,355               --                     --
Sale of Series B
  Preferred stock, net of issuance costs of
    $38,324......................................             --                 --          180,750              3,576,676
Accretion to redemption price....................             --                 --               --                  2,184
Accrued dividends................................             --             14,736               --                 95,872
                                                         -------        -----------         --------          -------------
Balance, March 31, 1998..........................         47,174            401,091          180,750              3,674,732
Sale of Series C preferred stock, net of issuance
  costs of $63,545...............................             --                 --               --                     --
Accretion to redemption price....................             --                 --               --                  6,589
Accrued dividends................................             --             33,828               --                289,200
                                                         -------        -----------         --------          -------------
Balance, March 31, 1999..........................         47,174            434,919          180,750              3,970,521
Sale of Series D preferred stock, net of issuance
  costs of $119,370..............................             --                 --               --                     --
Sale of Series E preferred stock, net of issuance
  costs of $76,469...............................             --                 --               --                     --
Accretion to redemption price....................             --                 --               --                  5,827
Accrued dividends................................             --             29,655               --                256,844
Conversion to common stock.......................        (47,174)          (464,574)        (180,750)            (4,233,192)
                                                         -------        -----------         --------          -------------
Balance, March 31, 2000..........................             --        $        --               --          $          --
                                                         =======        ===========         ========          =============


                                                                 SERIES C                            SERIES D
                                                                 --------                            --------
                                                          SHARES            AMOUNT            SHARES          AMOUNT
                                                         --------        -------------       --------       -----------
Balance, June 12, 1996...........................              --        $          --             --       $        --
                                                         --------        -------------       --------       -----------
Balance, March 31, 1997..........................              --                   --             --                --
Exchange of common stock for Series A
  Preferred stock................................              --                   --             --                --
Sale of Series B
  Preferred stock, net of issuance costs of
    $38,324......................................              --                   --             --                --
Accretion to redemption price....................              --                   --             --                --
Accrued dividends................................              --                   --             --                --
                                                         --------        -------------       --------       -----------
Balance, March 31, 1998..........................              --                   --             --                --
Sale of Series C preferred stock, net of issuance
  costs of $63,545...............................         195,783            6,436,451             --                --
Accretion to redemption price....................              --                6,577             --                --
Accrued dividends................................              --              269,260             --                --
                                                         --------        -------------       --------       -----------
Balance, March 31, 1999..........................         195,783            6,712,288             --                --
Sale of Series D preferred stock, net of issuance
  costs of $119,370..............................              --                   --        134,075        11,732,860
Sale of Series E preferred stock, net of issuance
  costs of $76,469...............................              --                   --             --                --
Accretion to redemption price....................              --               11,225             --            20,982
Accrued dividends................................              --              461,822             --           732,989
Conversion to common stock.......................        (195,783)          (7,185,335)      (134,075)      (12,486,831)
                                                         --------        -------------       --------       -----------
Balance, March 31, 2000..........................              --        $          --             --       $        --
                                                         ========        =============       ========       ===========


                                                                 SERIES E
                                                                 --------
                                                          SHARES           AMOUNT
                                                          -------        -----------
Balance, June 12, 1996...........................              --        $       --
                                                          -------        -----------
Balance, March 31, 1997..........................              --                --
Exchange of common stock for Series A
  Preferred stock................................              --                --
Sale of Series B
  Preferred stock, net of issuance costs of
    $38,324......................................              --                --
Accretion to redemption price....................              --                --
Accrued dividends................................              --                --
                                                          -------        -----------
Balance, March 31, 1998..........................              --                --
Sale of Series C preferred stock, net of issuance
  costs of $63,545...............................              --                --
Accretion to redemption price....................              --                --
Accrued dividends................................              --                --
                                                          -------        -----------
Balance, March 31, 1999..........................              --                --
Sale of Series D preferred stock, net of issuance
  costs of $119,370..............................              --                --
Sale of Series E preferred stock, net of issuance
  costs of $76,469...............................          68,770         16,923,475
Accretion to redemption price....................              --              5,539
Accrued dividends................................              --            390,183
Conversion to common stock.......................         (68,770)       (17,319,197)
                                                          -------        -----------
Balance, March 31, 2000..........................              --        $       --
                                                          =======        ===========


14.  EMPLOYEE BENEFIT PLAN

     As of April 1, 1997, the Company adopted a contributory 401(k) plan covering all full-time employees who meet prescribed service requirements. There are no required Company matching contributions. The plan provides for discretionary contributions by the Company. The Company made no contributions during the years ended March 31, 2000, 1999 and 1998.

15.  SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

                                                                      YEAR ENDED MARCH 31,
                                                                      --------------------
                                                            2000            1999           1998
                                                            ----            ----           ----

Cash paid during the period for interest................    $      93,289     $   51,840     $      --
                                                            =============     ==========     =========
Non-cash investing and financing activities:
  Accrual of preferred stock dividends..................    $   1,871,493     $  592,287     $      --
                                                            =============     ==========     =========
  Preferred stock accretion.............................    $      43,573     $   13,166     $      --
                                                            =============     ==========     =========
  Equipment purchased under capital lease...............    $     686,068     $       --     $      --
                                                            =============     ==========     =========
  Conversion of preferred stock to common stock.........    $  41,689,129     $       --     $      --
                                                            =============     ==========     =========
  Deemed discount in connection with the beneficial
     conversion feature on Series E preferred stock.....    $   8,307,444     $       --     $      --
                                                            =============     ==========     =========
  Change in net unrealized loss of marketable securities    $     165,621     $    2,000     $      --
                                                            =============     ==========     =========
  Fair value of options issued to non-employees.........    $     235,461     $       --     $      --
                                                            =============     ==========     =========
Alier Acquisition:
  Fair value of assets acquired.........................    $  44,622,518     $       --     $      --
Less:
  Liabilities assumed...................................       (1,463,650)            --            --
  Common stock issued in connection with the
     acquisition........................................      (43,580,184)            --            --
                                                            -------------     ----------     ---------
                                                                 (421,316)            --            --

  Write-off of in-process research and development.....         2,737,000             --            --
                                                            -------------     ----------     ---------
  Cash paid for acquisition.............................    $   2,315,684     $       --     $      --
                                                            =============     ==========     =========


16.  SEGMENT INFORMATION

     The Company markets it products in the United States and in foreign countries. Information regarding geographic areas for the years ended March 31, 2000, 1999 and 1998 are as follow:

                                                              YEAR ENDED MARCH 31,
                                            --------------------------------------------------------
REVENUES                                          2000                1999                 1998
--------                                    --------------        -------------       --------------
North America                               $  55,051,234         $ 14,043,226        $   4,016,555
Europe                                          5,093,500              226,311              268,689
                                            --------------        -------------       --------------
     Total                                  $  60,144,734         $ 14,269,537        $   4,285,244
                                            ==============        =============       ==============

                                                   YEAR ENDED MARCH 31,
                                            ---------------------------------
LONG LIVED ASSETS                                2000                1999
-----------------                           -------------        ------------
North America                               $ 39,741,400         $ 2,196,709
Europe                                           141,812                  --
                                            -------------        ------------
     Total                                  $ 39,883,212         $ 2,196,709
                                            =============        ============


17.  SUBSEQUENT EVENTS

     Prior to the merger, in February 2000, Active Software agreed to acquire Premier Software Technologies, Inc. (Premier), a provider of integration products and services for eCommerce. In connection with this transaction, Active Software issued 121,308 shares of common stock and paid cash of $500,000 in exchange for all of the outstanding shares of capital stock of Premier.

     Also in February 2000, Active Software agreed to acquire TransLink Software, Inc. (TransLink), a provider of high performance mainframe integration solutions for eBusiness. In connection with this transaction, Active Software issued 796,363 shares of its common stock and paid cash of $4.5 million. In addition, the outstanding options to purchase TransLink capital stock were converted into options to purchase an aggregate of 43,041 shares of Active Software's common stock.

     The acquisitions of Premier and TransLink were completed in April 2000. After completion of the merger, the shares of Active Software stock issued as part of these acquisitions were converted into shares of the Company's stock using the same conversion ratio as for the conversion of other shares of Active Software stock. The options issued in connection with these acquisitions were converted into options to acquire shares of Company stock, converted using the same conversion ratio.

     In August 2000, the Company increased the number of shares reserved for issuance under the stock incentive plan to 20,731,000.

                                       34